                                                                    Exhibit 2.44



                             AMENDED AND RESTATED
                               MERGER AGREEMENT

                                 by and among

                          CENTERPRISE ADVISORS, INC.,

                              SSLD MERGERSUB LLC,

                                      and

                    SIMIONE, SCILLIA, LARROW & DOWLING LLC




                              September 24, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                          Page
                                                                          ----

ARTICLE I

     THE MERGER                                                             2
     1.1    The Merger                                                      2
     1.2    Effects of the Merger                                           2
     1.3    Managers and Officers of the Surviving Company                  2


ARTICLE II

     CONSIDERATION AND MANNER OF PAYMENT                                    3
     2.1    Merger Consideration                                            3
            2.1.1  Basic Purchase Consideration                             3
            2.1.2  Intentionally Omitted                                    3
            2.1.3  Intentionally Omitted                                    3
            2.1.4  Conversion of Company Interests                          3
            2.1.5  Exchange of Certificates                                 3
     2.2    Post-Closing Adjustments to Basic Purchase Consideration        4
            2.2.1  Adjustments for Net Working Capital Shortfall/Excess     4
            2.2.2  Preliminary Balance Sheet and Adjustment                 4
            2.2.3  Interim Adjustment                                       4
            2.2.4  Final Adjustment                                         4
            2.2.5  Disputes                                                 4
            2.2.6  Payment of Adjustments                                   5
     2.3    Post-Closing Management of AR                                   5
     2.4    Assignment of Uncollected AR.                                   5
     2.5    Definitions                                                     5


ARTICLE III

     THE CLOSING AND CONSUMMATION DATE                                      6


ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF THE SELLER                           6
     4.1    Organization and Qualification                                  7
     4.2    Company Subsidiaries                                            7
     4.3    Authority; Non-Contravention; Approvals                         7
     4.4    Capitalization                                                  9
     4.5    Year 2000                                                       10
     4.6    Financial Statements                                            10
     4.7    Absence of Undisclosed Liabilities                              10

     4.8    Unbilled Fees and Expenses                                      10
     4.9    Absence of Certain Changes or Events                            11
     4.10   Litigation                                                      13
     4.11   Compliance with Applicable Laws                                 14
     4.12   Licenses                                                        14
     4.13   Material Contracts                                              14
     4.14   Properties                                                      17
     4.15   Intellectual Property                                           19
     4.16   Taxes                                                           19
     4.17   Employee Benefit Plans; ERISA                                   20
     4.18   Labor Matters                                                   22
     4.19   Environmental Matters                                           23
     4.20   Insurance                                                       23
     4.21   Interest in Customers and Suppliers; Affiliate Transactions     23
     4.22   Business Relationships                                          24
     4.23   Compensation                                                    24
     4.24   Bank Accounts                                                   25
     4.25   Professional Credentials                                        25
     4.26   Disclosure; No Misrepresentation                                25


ARTICLE V

     [RESERVED]                                                             25


ARTICLE VI

     REPRESENTATIONS AND WARRANTIES OF CENTERPRISE                          25
     6.1    Organization And Qualification                                  25
     6.2    Capitalization                                                  26
     6.3    No Subsidiaries                                                 27
     6.4    Authority; Non-Contravention; Approvals                         27
     6.5    Absence of Undisclosed Liabilities                              28
     6.6    Litigation                                                      28
     6.7    Compliance with Applicable Laws                                 28
     6.8    No Misrepresentation                                            29


ARTICLE VII

     CERTAIN COVENANTS AND OTHER TERMS                                      29
     7.1    Conduct of Business by the Seller and the Company
            Prior to the Effective Time                                     29
     7.2    No-Shop                                                         31
     7.3    Schedules                                                       32

                                                                           Page
                                                                           ----
     7.4    Company Member Meeting; Seller Member Meeting                   33
     7.5    Asset Transfer                                                  33


ARTICLE VIII

ADDITIONAL AGREEMENTS                                                       34
     8.1    Access to Information                                           34
     8.2    Registration Statements                                         34
     8.3    Expenses and Fees                                               36
     8.4    Agreement to Cooperate                                          36
     8.5    Public Statements                                               36
     8.7    Centerprise Covenants.                                          36
     8.8    Release of Guarantees                                           36
     8.9    [Reserved]                                                      36
     8.10   Preparation and Filing of Tax Returns                           37
     8.11   Maintenance of Insurance                                        37
     8.12   Administration                                                  37
     8.13   Member Representative                                           37


ARTICLE IX

     [RESERVED]                                                             37


ARTICLE X

     CLOSING CONDITIONS                                                     37
     10.1   Conditions to Each Party's Obligation to Effect the Merger      37
     10.2   Conditions to Obligation of the Seller and the
            Company to Effect the Merger                                    39
     10.3   Conditions to Obligation of Centerprise to Effect the Merger    40


ARTICLE XI

     TERMINATION, AMENDMENT AND WAIVER                                      42
     11.1   Termination                                                     42
     11.2   Effect of Termination                                           43
     11.3   Amendment                                                       43
     11.4   Waiver                                                          43


ARTICLE XII

     [RESERVED]                                                             44

                                                                           Page
                                                                           ----

ARTICLE XIII

     [RESERVED]                                                             44


ARTICLE XIV

     [RESERVED]                                                             44


ARTICLE XV

     GENERAL PROVISIONS                                                     44
     15.1   Brokers                                                         44
     15.2   Notices                                                         44
     15.3   Interpretation                                                  45
     15.4   Certain Definitions                                             46
     15.5   Entire Agreement; Assignment                                    46
     15.6   Applicable Law                                                  46
     15.7   Counterparts                                                    46
     15.8   Parties in Interest                                             46

                                                                          Page
                                                                          ----
                               LIST OF SCHEDULES
                               -----------------

Schedule 2.1          Consideration

Schedule 2.5          Net Working Capital Adjustment Items

Schedule 4.2          Company Subsidiaries

Schedule 4.3.2        Required Consents

Schedule 4.4          Capitalization

Schedule 4.7          Liabilities

Schedule 4.9          Certain Changes and Events

Schedule 4.10         Litigation

Schedule 4.11         Noncompliance with Applicable Laws

Schedule 4.12         Licenses and Permits

Schedule 4.13         Material Contracts

Schedule 4.14.1-1     Real Property

Schedule 4.14.1-2(a)  Exceptions Regarding Owned Property

Schedule 4.14.1-2(b)  Exceptions Regarding Leased Property

Schedule 4.14.2       Tangible Personal Property; Liens

Schedule 4.15         Intellectual Property

Schedule 4.16.1-1     Taxes

Schedule 4.16.1-2     Tax Audits

Schedule 4.17.1       Employee Plans

Schedule 4.17.2       Unwritten Employee Plans

Schedule 4.18         Labor Matters

Schedule 4.19         Environmental Matters

Schedule 4.20         Insurance

Schedule 4.21         Affiliate Transactions

Schedule 4.22         Business Relationships

Schedule 4.23         Compensation

Schedule 4.24         Bank Accounts

Schedule 6.2          Centerprise's Capitalization

Schedule 6.5          Liabilities

Schedule 7.1.4        Terminated Employee Plans and Agreements

Schedule 7.5          Retained Assets and Retained Liabilities

Schedule 8.8          Release of Guarantees

Schedule 15.1         Brokers

                                                                        Page
                                                                        ----

                               LIST OF EXHIBITS
                               ----------------

Exhibit 10.2(c)     Form of Opinion of Centerprise's Counsel

Exhibit 10.2(d)     Form of Incentive Compensation Agreement

Exhibit 10.2(f)     Form of Stockholders Agreement

Exhibit 10.3(c)     Form of Opinion of Counsel to the Company

Exhibit 10.3(d)(A)  Form of Separate Practice Agreement

Exhibit 10.3(d)(B)  Form of Services Agreement

Exhibit 10.3(j)     Form of Release

Exhibit 10.3(t)     Form of Company Member Agreement

                                                                            Page
                                                                            ----

                                 DEFINED TERMS
                                 -------------

Accounting Licenses                                     Section 4.12
Acquisition                                             Introduction
Actions                                                 Section 4.10.1
Affiliate                                               Section 15.4
Affiliate Transactions                                  Section 4.21
Agreement                                               Introduction
AR                                                      Section 2.5(a)
Arbitrator                                              Section 2.2.5
Asset Transfer                                          Introduction
Attestation Practice                                    Introduction
Basic Purchase Consideration                            Section 2.1.1
Business                                                Introduction
Cash Consideration                                      Section 2.1.1
Centerprise                                             Introduction
Centerprise Accountants                                 Section 2.2.2
Centerprise Common Stock                                Section 2.1.1
Centerprise Material Adverse Effect                     Section 6.4.3
Centerprise Representatives                             Section 8.1.1
Centerprise Required Statutory Approvals                Section 6.4.3
Closing                                                 Article III
Closing Balance Sheet                                   Section 2.2.2
Closing Date                                            Article III
Code                                                    Introduction
Company                                                 Introduction

                                                                            Page
                                                                            ----
Company Interests                                       Section 2.1.1
Company Material Adverse Effect                         Section 4.3.3
Company Subsidiary(ies)                                 Section 4.2
Contracts                                               Section 4.13
Copyrights                                              Section 4.15
Disputed Item                                           Section 2.2.5
Effective Time                                          Section 1.1
Employee Plan                                           Section 4.17.5(a)
Environmental and Safety Requirements                   Section 4.19
ERISA                                                   Section 4.17.5(b)
Final Adjustment                                        Section 2.2.4
Financial Statements                                    Section 4.6
First Person                                            Section 4.17.5(c)
Form S-1                                                Section 4.3.3
Form S-4                                                Section 4.3.3
Founding Companies                                      Introduction
GAAP                                                    Section 4.6
general increase                                        Section 4.23
Governmental Authority                                  Section 4.3.2
Hazardous Materials                                     Section 4.19
herein                                                  Section 15.3
hereof                                                  Section 15.3
hereunder                                               Section 15.3
HSR Act                                                 Section 4.3.3
Incentive Compensation Agreement                        Section 10.2(d)
Intellectual Property                                   Section 4.15
Intellectual Property Licenses                          Section 4.15
Interim Adjustment                                      Section 2.2.3
IPO                                                     Introduction
Knowledge                                               Section 15.4

                                                                            Page
                                                                            ----
Latest Balance Sheet                                    Section 4.6
Laws                                                    Section 4.11
Leased Property                                         Section 4.14.1
Licenses                                                Section 4.12
Lien(s)                                                 Section 4.3.2
Liquidated Damages Amount                               Section 7.3
Marks                                                   Section 4.15
Material Contracts                                      Section 4.13
Member Representative                                   Section 8.13
Merger                                                  Introduction
Merger Documents                                        Section 1.1
Mergersub                                               Introduction
Net Working Capital                                     Section 2.5(b)
1933 Act                                                Section 4.3.3
NewCo                                                   Introduction
Organizational Documents                                Section 4.1
Other Agreements                                        Introduction
Other Mergers                                           Introduction
Owned Property                                          Section 4.14.1
Patents                                                 Section 4.15
Person                                                  Section 15.4
Plan Affiliate                                          Section 4.17.5(c)
Real Property                                           Section 4.14.1
Registration Statements                                 Section 4.3.3
Resolution Period                                       Section 2.2.5
Retained Assets                                         Section 7.5
Retained Liabilities                                    Section 7.5
Returns                                                 Section 4.16.1
Schedules                                               Section 7.3
SEC                                                     Section 4.3.3

                                                                            Page
                                                                            ----
Securities Act                                          Section 4.3.3
Seller                                                  Introduction
Seller Interests                                        Section 4.4
Seller Representatives                                  Section 8.1.1
Special Bonus Plan                                      Section 2.5(c)
Stock Consideration                                     Section 2.1.1
Stockholders Agreement                                  Section 10.2(f)
Surviving Company                                       Section 1.2
Target                                                  Section 2.5(d)
Tax Accrual                                             Section 2.5(e)
Taxes                                                   Section 4.16.2
Territory                                               Section 13.1(a)
Trade Secrets                                           Section 4.15
Underwriters                                            Section 8.1.1

                             AMENDED AND RESTATED
                               MERGER AGREEMENT


     THIS AMENDED AND RESTATED MERGER AGREEMENT (this "Agreement") is made as of September 24, 1999, by and among Centerprise Advisors, Inc., a Delaware corporation ("Centerprise "), SSLD Mergersub LLC, a Delaware limited liability company and wholly-owned subsidiary of Centerprise ("Mergersub"), and Simione, Scillia, Larrow & Dowling LLC, a Connecticut limited liability company (the "Seller").


                                  WITNESSETH:

     WHEREAS, the Seller engages directly, and indirectly through the Company Subsidiaries, in the business of providing accounting, tax and other related services (such business provided by the Seller is referred to as the "Business");

     WHEREAS, prior to, and in anticipation of, completion of the transactions contemplated hereby (a) the Seller will form and transfer, assign and convey to a wholly-owned limited liability company ("Newco" or the "Company") all of the Seller's right, title and interest in and to all of its assets and liabilities (the "Asset Transfer") other than the Retained Assets and Retained Liabilities, and (b) the Seller will retain those Retained Assets and Retained Liabilities required to provide services related to the practice of accounting that, pursuant to applicable laws and regulations, may only be conducted by certified public accountants (the "Attestation Practice");

     WHEREAS, the Managers and Board of Directors of the Seller, the Company, Mergersub and Centerprise, respectively, deem it advisable and in the best interests of their respective security holders to approve and consummate the business combination transactions provided herein in which the Company would merge with and into Mergersub, with Mergersub being the surviving entity in the merger (the "Merger");

     WHEREAS, Centerprise is entering into other agreements (the "Other Agreements") substantially similar to this Agreement with each of Reznick Fedder & Silverman, P.C., Robert F. Driver Company, Inc., Mann Frankfort Stein & Lipp, P.C., The Reppond Company, Inc., Reppond Administrators, LLC, Verasource Excess Risk Ltd., Berry, Dunn, McNeil & Parker, Chartered, Urbach Kahn & Werlin PC, Self Funded Benefits, Inc. d/b/a Insurance Design Administrators, Grace & Company, P.C., and Follmer Rudzewicz & Co., P.C. (which companies together with the Seller are collectively referred to herein as the "Founding Companies"), which agreements provide for the merger of a wholly-owned subsidiary of Centerprise with each such Founding Company (the "Other Mergers") simultaneously with the Merger; Centerprise has provided a side letter to each holder of equity interests of the Seller to such effect;

     WHEREAS, the Voting Agreement, dated as of March 31, 1999, among Centerprise and certain of the managers of the Seller has been terminated and is and is no longer in force and effect;

     WHEREAS, simultaneously with the consummation of the Merger, Centerprise will close an initial public offering (the "IPO") of Centerprise Common Stock (as defined in Section 2.1.1); and

     WHEREAS, the parties intend the acquisition of Centerprise Common Stock pursuant to the terms hereof to be tax-free under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                                  THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties set forth herein, the Company shall be merged with and into Mergersub, the result of which will cause the separate corporate existence of the Company to cease and Mergersub to continue under the laws of the State of Delaware. As promptly as possible on the Closing Date, the parties shall cause the Merger to be completed by filing certificates of merger (the "Merger Documents"), with the Secretary of State of the State of Delaware, as provided in the Delaware Limited Liability Company Act. The Merger shall become effective (the "Effective Time") upon the filing of the Merger Documents with the Secretary of State of the State of Delaware or at such later time, contemporaneously with the closing of the IPO, as agreed by Centerprise and the Company and specified in the Merger Documents.

1.2 Effects of the Merger. At the Effective Time (i) the separate existence of the Company shall cease and the Company shall be merged with and into Mergersub, with Mergersub being the surviving company in the Merger (the Mergersub is sometimes referred to herein as the "Surviving Company"), (ii) the Certificate of Formation and Operating Agreement of the Mergersub shall survive and continue as specified in the Merger Documents, (iii) the Merger shall have all the effects provided by applicable law, and (iv) the Surviving Company shall be a wholly-owned subsidiary of Centerprise.

1.3 Managers and Officers of the Surviving Company. From and after the Effective Time, the managers and officers of Mergersub shall be the managers and officers of the Surviving Company until their successors are duly elected and qualified.


                                  ARTICLE II

                      CONSIDERATION AND MANNER OF PAYMENT

2.1    Merger Consideration.

2.2.1 Basic Purchase Consideration. At the Closing, by virtue of the Merger and without any action on the part of the holders thereof, the outstanding membership interests of the Company (collectively, the "Company Interests") shall be converted into the right to receive: (a) that number of shares of Centerprise common stock, par value $.01 per share (the "Centerprise Common Stock ") shown on line T of Schedule 2.1; provided, however, that if the initial public offering price of the Centerprise Common Stock is below $11.90 per share, the number of shares of Centerprise Common Stock received at the Closing shall be increased such that the value of the shares, using the actual public offering price, equals the amounts shown on line U of Schedule 2.1 (the "Stock Consideration") and (b) the amount of cash shown on line S of Schedule 2.1 (the "Cash Consideration "). The sum of the Cash Consideration and the Stock Consideration is herein referred to as "Basic Purchase Consideration."

2.1.2     Intentionally Omitted.

2.1.3     Intentionally Omitted.

2.1.4 Conversion of Company Interests. At the Effective Time, the Company Interests shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become interests of the Surviving Company. Such newly issued interests shall thereafter constitute all of the issued and outstanding membership interests of the Surviving Company.

2.1.5 Exchange of Certificates. At the Closing, the Seller shall deliver to Centerprise the original Company Interest certificates, if any, duly endorsed in blank by the Seller or accompanied by blank assignments separate from certificate or other applicable documents of conveyance satisfactory to Centerprise, in exchange for the allocated share of (a) Centerprise Common Stock certificates representing the Stock Consideration and (b) payment of the Cash Consideration by certified check, cashier's check or wire transfer of immediately available funds to a bank account or bank accounts in the amounts and manner specified by the Member Representative in a writing delivered to Centerprise at least three (3) business days prior to the Closing Date. The interests represented by the Company Interest certificates (or other documents of ownership, if any) so delivered to Centerprise shall be canceled. Until surrendered as contemplated by this Section 2.1.5, each certificate (or other documents of ownership, if any) representing the Company Interests represents only the right to receive Basic Purchase Consideration, as adjusted in accordance with this Article II.

2.2   Post-Closing Adjustments to Basic Purchase Consideration.

      2.2.1 Adjustments for Net Working Capital Shortfall/Excess. The Basic Purchase Consideration shall be (a) reduced dollar-for-dollar to the extent Net Working Capital on the Closing Date is less than the Target or
      (b) increased dollar-for-dollar to the extent Net Working Capital on the Closing Date is greater than the Target.

      2.2.2 Preliminary Balance Sheet and Adjustment. At or about the Closing, the Company will prepare, and the firm of PricewaterhouseCoopers LLP (the "Centerprise Accountants") will review, a balance sheet of the Company, as of the Closing Date, in accordance with GAAP and consistent with the accounting policies and practices used in connection with the preparation of the Financial Statements (the "Closing Balance Sheet") along with a preliminary calculation of any excess or shortfall of Net Working Capital as compared to the Target.

      2.2.3 Interim Adjustment. As soon as practicable, the Company will prepare and deliver to Centerprise a revised calculation of Net Working Capital reflecting all collections of AR up to the date 90 days from the Closing Date. Within 10 days of receipt of such calculation, Centerprise will deliver to the Member Representative a written report indicating the amount and nature of any adjustment to the Basic Purchase Consideration determined in accordance with Section 2.2.1 (the "Interim Adjustment").

      2.2.4 Final Adjustment. As soon as practicable, the Company will prepare and deliver to Centerprise a final calculation of Net Working Capital revised to reflect all collections of AR up to the date 180 days from the Closing Date. Centerprise will review such calculation and any records, work papers and other documents related thereto. Within 10 days of receipt of such calculation, Centerprise will deliver to the Member Representative a written report indicating the amount and nature of any adjustment to the Basic Purchase Consideration determined in accordance with Section 2.2.1 (the "Final Adjustment").

      2.2.5 Disputes. The parties hereto shall not object to the Interim Adjustment which shall be binding on the parties hereto, and shall withhold all objections until delivery of the Final Adjustment report. If the Member Representative does not object (or otherwise respond) in writing to the Final Adjustment report within 30 days after its delivery, the Final Adjustment shall automatically become final, binding and conclusive on all parties hereto. Any objection to the Final Adjustment report shall be in writing and shall specify the item or items in dispute (each a "Disputed Item").

           If the Member Representative and Centerprise are unable to resolve any Disputed Item within 30 days after notice from the Member Representative that a dispute exists (the "Resolution Period"), then a representative from the office of a nationally recognized accounting firm chosen by the Member Representative and Centerprise (the "Arbitrator") will arbitrate the dispute. The Member Representative and Centerprise shall, within 20 days after expiration of the Resolution Period, present their respective positions with respect to any Disputed Item to the Arbitrator together with such materials as the Arbitrator deems appropriate. To the extent any Disputed Item is similar to a disputed item under the Other Agreements, the Arbitrator shall arbitrate the Disputed Item based on the submitted materials and without regard to the disputed item under the Other Agreements. The Arbitrator shall, after the submission of the materials, submit a written decision on each Disputed Item to the Member Representative and Centerprise and such determination shall be final and binding on the parties hereto. The arbitration shall be conducted in Chicago, Illinois. The parties hereto agree that the cost of the Arbitrator shall be borne by the non-prevailing party or as determined by the Arbitrator.

     2.2.6 Payment of Adjustments. In the event Net Working Capital is less than the Target, the Seller's members shall pay the amount of the shortfall to Centerprise. In the event Net Working Capital is greater than the Target, Centerprise shall pay the amount of the excess to the Seller's members. Any payment required to be made pursuant to this paragraph shall be made, within ten days of delivery of the report indicating any adjustment, by wire transfer of immediately available funds to an account designated in writing by the party that is to receive payment of such adjustment. In respect of the Final Adjustment, the party making a payment required by such adjustment shall make such payment within ten days after the Final Adjustment becomes final and shall receive credit for or return of any amount previously paid in connection with the Interim Adjustment.

2.3 Post-Closing Management of AR. Following the Closing, the billing, servicing, administering and collection of the AR shall be conducted by the Company. The Company shall take all such actions as may be necessary or advisable to collect the AR in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Company's credit and collection policy in effect at Closing. The Company may modify, adjust or write-off AR from time to time in accordance with the Company's credit and collection policy in effect at Closing. Unless otherwise required by contract or law, payments by an obligor in respect of services rendered or expenses advanced by the Company shall be applied as follows: in the event any such payment specifically references the invoice being paid or clearly relates to an outstanding invoice, the payment will be applied to the corresponding invoice; and, in any other case, the payment will be applied to satisfy AR relating to such obligor in the order that such AR arose. Any adjustment, modification or write-off affecting AR and fees and expenses receivable and unbilled fees and expenses of the Company incurred after Closing with respect to the same client engagement shall be allocated ratably to the pre-Closing and post-Closing periods.

2.4 Assignment of Uncollected AR. If any AR remain uncollected by the Company as of 180 days after the Closing Date, the Company will assign the uncollected AR to the Seller's members. Notwithstanding the foregoing, the Company will retain the sole right to service, administer and collect the uncollected AR in accordance with Section 2.3.

2.5 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

           (a) "AR" means any fees and expenses receivable and unbilled fees and expenses of the Company on the Closing Date.

           (b) "Net Working Capital" means an amount determined as of the Closing Date, whenever calculated, equal to the difference between: (i) the sum of any AR, prepaid expenses and other current assets less (ii) the sum of accounts payable, accrued current liabilities, the items listed on
     Schedule 2.5, the Tax Accrual and the portion of employer-paid FICA attributable to Medicare, payable in connection with deferred compensation and the Special Bonus Plan. For purposes of this Section 2.5(b), the Special Bonus Plan accrual shall not constitute a current liability.

           (c) "Special Bonus Plan" means the Seller's Special Bonus Plan.

           (d) "Target" means an amount equal to 1% of the Company's net revenues for the four quarter period ending on the last day of the calendar quarter prior to Closing.

           (e) "Tax Accrual" means an amount equal to the product of (i) Net Working Capital (calculated before deduction of the Tax Accrual) less an amount equal to any tax deductions realized by Centerprise as a result of any payments pursuant to the Special Bonus Plan and (ii) the sum of 34% plus the effective state tax rate on the Company (net of any federal tax benefit). A negative Tax Accrual shall be treated as a current asset for purposes of Section 2.5(b)(i).


                                  ARTICLE III

                       THE CLOSING AND CONSUMMATION DATE

     The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing ") shall take place at the offices of Katten Muchin & Zavis, Chicago, Illinois, contemporaneously with the closing of the IPO, or at such other time and date as the parties hereto may mutually agree (the "Closing Date ").

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to Centerprise, as of March 31, 1999 and, subject to Section 7.3, as of the date on which Centerprise and the lead Underwriter (as defined in Section 8.1.1) execute and deliver the Underwriting Agreement related to the IPO and as of the Closing Date, as follows (provided, however, that all representations and warranties with respect to the Company shall be as of the Closing Date):

4.1 Organization and Qualification. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company Interests are free and clear of all Liens, and the Seller has good and marketable title to such Company Interests. Each Company Subsidiary (as defined in Section 4.2) is duly organized, validly existing and in good standing under the laws of the state of its organization set forth on Schedule 4.2. Each of the Company and the Company Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of the Seller's and each Company Subsidiary's Organizational Documents, in each case as in effect on March 31, 1999 have heretofore been delivered to Centerprise. "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation (professional or otherwise), (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of any limited partnership, (d) the operating or limited liability company agreement and certificate of formation of any limited liability company, (e) any charter or similar document adopted and filed in connection with the creation, formation, organization or governance (as applicable) of any Person and (f) any amendment to any of the foregoing.

4.2 Company Subsidiaries. Schedule 4.2 sets forth the name (including any assumed names), jurisdiction of organization and ownership of the issued and outstanding equity interests of each Person in which the Seller or the Company owns, directly or indirectly, securities or other interests having the power to elect a majority of such Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of such Person (each a "Company Subsidiary" and collectively, the "Company Subsidiaries"). Except as set forth on Schedule 4.2, the Seller or the Company does not, directly or indirectly, own, of record or beneficially, or control any capital stock, securities convertible into capital stock or any other equity interest in any Person.

4.3  Authority; Non-Contravention; Approvals.

     4.3.1 The Seller has full right, power and authority to enter into this Agreement and, subject to the approval of the Merger and the transactions contemplated hereby by the Seller's managers and members, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller have been duly authorized by all necessary corporate action on the part of the Company and the Seller, subject to the approval of the Merger and the transactions contemplated hereby by the Seller's managers and members. This Agreement has been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery hereof by Centerprise, constitutes a valid and legally binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     4.3.2 The execution and delivery of this Agreement by the Seller does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any claim, lien, privilege, mortgage, charge, hypothecation, assessment, security interest, pledge or other encumbrance, conditional sales contract, equity charge, restriction, or adverse claim of interest of any kind or nature whatsoever (each a "Lien" and collectively, the "Liens"), upon any of the properties or assets of the Seller, the Company or any Company Subsidiary under, any of the terms, conditions or provisions of (i) the Organizational Documents of the Seller, the Company or any Company Subsidiary, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or federal, state, provincial, local or foreign government, or any subdivision, agency or authority of any thereof ("Governmental Authority ") applicable to the Seller, the Company, any Company Subsidiary, or the Business, properties or assets of the Seller, the Company or any Company Subsidiary, except for those items discussed in (ii) above relating to regulating, licensing or permitting the practice of public accountancy, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Seller, the Company or any Company Subsidiary is a party or by which the Seller, the Company, any Company Subsidiary or any of the properties or assets of the Seller, the Company or any Company Subsidiary may be bound or affected. The consummation by the Seller and the Company of the transactions contemplated hereby will not result in a violation, conflict, breach, right of termination, creation or acceleration of Liens under the terms, conditions or provisions of the items described in clauses
     (i) through (iii) of the immediately preceding sentence, subject in the case of the terms, conditions or provisions of the items described in clause (iii) above, to obtaining (prior to the Closing Date) such consents required from third parties set forth on Schedule 4.3.2 and except for those items described in (ii) and (iii) above, relating to regulating, licensing or permitting the practice of public accountancy and any filing which may be required under the HSR Act.

     4.3.3 Except for (i) the declaration of effectiveness of a registration statement on Form S-1 (the "Form S-1") and a post-effective amendment to the registration statement on Form S-4 (the "Form S-4") (Form S-1 and Form S-4 are collectively the "Registration Statements") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act" or the "1933 Act"), and filings, if required, with various state securities or "blue sky" authorities, (ii) any filing which may be required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and (iii) any filing which may be required by any Governmental Authority or self-regulatory organization regulating, licensing or permitting the practice of public accountancy, no declaration, filing or registration with, notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, have a "Company Material Adverse Effect," which, for purposes of this Agreement means a material adverse effect on the operations, assets, condition (financial or other), operating results, employee or client relations, or prospects of the Seller, the Company or any Company Subsidiary.

     4.4 Capitalization.

     4.4.1 The equity ownership of the Seller and the Company as of March 31, 1999 is truly and accurately set forth on Schedule 4.4 hereto. The authorized capital stock (or other equity ownership interests) of each of the Company Subsidiaries, if any, and the number of such shares (or other equity ownership interests) issued and outstanding is completely and accurately set forth in Schedule 4.4. All of the membership interests of the Seller, the Company, and such Company Subsidiary's issued and outstanding shares (or other equity ownership interests), are validly issued and are fully paid, nonassessable and free of preemptive rights. The Seller's members own beneficially and of record all of the membership interests of the Seller (the "Seller Interests") as set forth in Schedule 4.4, which interests constitute all of the outstanding membership interests of the Seller. The Seller is the sole member of the Company and owns beneficially and of record all of the membership interests of the Company as set forth on Schedule 4.4, which interests constitute all of the outstanding membership interests of the Company. The Seller or the Company, as applicable, owns all shares (or other equity ownership interests) of the Company Subsidiaries as indicated on Schedule 4.4, in each case free and clear of all Liens, and the Seller or the Company, as applicable, has good and marketable title to such shares (or other equity ownership interests) of the Company Subsidiaries. All of such issued and outstanding shares (or other equity ownership interests) are validly issued, fully paid, nonassessable and free of preemptive rights. Upon the delivery of and payment for the Company Interests at the Closing as provided in this Agreement, Centerprise will acquire good and valid title to such Company Interests, free and clear of any Lien other than any Lien created by Centerprise.

     4.4.2 Except as set forth on Schedule 4.4 or in connection with the Conversion, there are no outstanding subscriptions, options, calls, contracts, commitments, undertakings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests (or other equity ownership interests) of the Seller or the Company or equity interests of any Company Subsidiary or obligating the Seller or the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment or obligating the Seller or the Company or any Company Subsidiary to convey or transfer any membership interests in the Company or Company Subsidiary stock (or other equity ownership interests), as the case may be. As of the Closing Date, there will be no voting trusts, proxies or other agreements or understandings to which the Seller or the Company or any Company Subsidiary is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of the Seller, the Company or any Company Subsidiary.

4.5 Year 2000. To the Knowledge of the Seller, all of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Seller, the Company or any Company Subsidiary in the conduct of the Business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth (20th) and twenty-first (21st) centuries and (ii) date-related data in connection with any valid date in the twentieth (20th) and twenty-first (21st) centuries, except for any malfunctions or generations of incorrect data or results that would not individually or in the aggregate have a Company Material Adverse Effect. Nothing in this Section 4.5 is intended or shall be construed as a representation or warranty with respect to embedded systems.

4.6 Financial Statements. The Seller has previously furnished to Centerprise copies of the audited consolidated balance sheet of the Seller as of December 31 in each of the years 1997 and 1998 (the "Latest Balance Sheet"), and the related audited consolidated statements of income, members' equity and cash flow for each of the years in the three (3) year period ended December 31, 1998, including all notes thereto (collectively, the "Financial Statements"). Each of the Financial Statements is accurate and complete in all material respects, is consistent with the books and records of the Seller and the Company Subsidiaries (which, in turn, are accurate and complete in all material respects), and fairly presents in all material respects the financial condition, assets and liabilities of the Seller and the Company Subsidiaries as of its date and the results of operations and cash flows for the periods related thereto, in each case in accordance with generally accepted accounting principles, applied on a consistent basis ("GAAP").

4.7  Absence of Undisclosed Liabilities. Except as disclosed in Schedule
4.7, neither the Seller, the Company nor any Company Subsidiary had, as of the date of the Latest Balance Sheet, nor has it incurred since that date, any liabilities or obligations of any nature (whether known or unknown, absolute, contingent, accrued, direct, indirect, perfected, inchoate, unliquidated or otherwise), except (i) to the extent clearly and accurately reflected or accrued or fully reserved against in the Financial Statements or (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business and consistent with past custom and practices (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement claim, legal violation or lawsuit).

4.8 Unbilled Fees and Expenses. At the Closing, all unbilled fees and expenses at net realizable value reflected in the records of the Company and the Company Subsidiaries arose in the ordinary course of business and will be billable in the ordinary course of business using normal billing practices and adjustments employed as of the date of this Agreement by the Company and each Company Subsidiary. Upon such billing any such amounts will be collectible in the ordinary course of business using normal collection practices and policies employed by the Company and each Company Subsidiary (net of any allowance for doubtful accounts determined in accordance with the Seller's and the Company Subsidiaries' past practice and custom).

4.9 Absence of Certain Changes or Events. Except as set forth on Schedule 4.9, since the date of the Latest Balance Sheet, each of the Seller, the Company and the Company Subsidiaries has conducted its business only in the ordinary course consistent with past custom and practices. Except as set forth on Schedule 4.9 (setting forth, without limitation, payments of accounts receivable to Seller's members and employees of the Company or Seller as bonus compensation or otherwise), since the date of the Latest Balance Sheet, there has not been any:

     (a) material adverse change in the operations, condition (financial or otherwise), operating results, assets, liabilities, employee or client relations or prospects of the Seller, the Company or any Company Subsidiary;

     (b) damage, destruction or loss of any property owned by the Seller, the Company or any Company Subsidiary, or used in the operation of the Business, whether or not covered by insurance, having a replacement cost or fair market value in excess of five percent (5%) of the amount of net property, plant and equipment shown on the Latest Balance Sheet, in the aggregate;

     (c) voluntary or involuntary sale, transfer, surrender, cancellation, abandonment, waiver, release or other disposition of any kind by the Seller, the Company or any Company Subsidiary of any right, power, claim, or debt, except the collection of accounts and billing of work-in-process, each in the ordinary course of business consistent with past custom and practices;

     (d) strike, picketing, boycott, work stoppage, union organizational activity, allegation, charge or complaint of employment discrimination or other labor dispute or similar occurrence that is reasonably expected to adversely affect the Seller, the Company, a Company Subsidiary or the Business;

     (e) loan or advance by the Seller, the Company or any Company Subsidiary to any Person, other than as a result of services performed for, or expenses properly and reasonably advanced for the benefit of, customers in the ordinary course of business consistent with past custom and practices;

     (f) notice (formal or otherwise) of any liability, potential liability or claimed liability relating to environmental matters;

     (g) declaration, setting aside, or payment of any dividend or other distribution in respect of the Seller's or the Company's capital stock or other equity interests or any direct or indirect redemption, purchase, or other acquisition of the Seller's or the Company's or any Company Subsidiary's capital stock or other equity interests, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate (as defined in Section 15.4) of the Seller, the Company or any Company Subsidiary, except bonuses and distributions to employees and members of the Seller disclosed to Centerprise in writing that are consistent with the Seller's past custom and practices or as otherwise contemplated by this Agreement;

     (h) incurrence by the Seller, the Company or any Company Subsidiary of debts, liabilities or obligations except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of taxes and governmental charges (but not penalties, interest or fines in respect thereof), and obligations or liabilities incurred by virtue of the execution of this Agreement;

     (i) issuance by the Seller, the Company or any Company Subsidiary of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

     (j) entry by the Seller, the Company or any Company Subsidiary into, or amendment or termination of, any material commitment, contract, agreement, or transaction, other than in the ordinary course of business and other than expiration of contracts in accordance with their terms;

     (k) loss or threatened loss of, or any material reduction or threatened material reduction in revenues from, any client of the Seller, the Company or any Company

     Subsidiary that accounted for revenues during the last twelve months in excess of one percent (1%) of the consolidated net revenues of the Seller, the Company and the Company Subsidiaries, or change in the relationship of the Seller, the Company or any Company Subsidiary with any client or Governmental Authority that is reasonably expected to adversely affect the Seller, the Company, any Company Subsidiary or the Business;

     (l) change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Seller, the Company or any Company Subsidiary;

     (m) discharge or satisfaction by the Seller, the Company or any Company Subsidiary of any material liability or encumbrance or payment by the Seller, the Company or any Company Subsidiary of any material obligation or liability, other than current liabilities paid in the ordinary course of its business consistent with past custom and practices;

     (n) sale, lease or other disposition by the Seller, the Company or any Company Subsidiary of any tangible assets (having an aggregate replacement cost or fair market value in excess of five percent (5%) of the amount of net property, plant and equipment shown on the Latest Balance Sheet) other than in the ordinary course of business, or the sale, assignment or transfer by the Seller, the Company or any Company Subsidiary of any trademarks, service marks, trade names, corporate names, copyright registrations, trade secrets or other intangible assets, or disclosure of any proprietary confidential information of the Seller, the Company or any Company Subsidiary to any Person other than an employee, agent, attorney, accountant or other representative of the Seller or the Company that has agreed to maintain the confidentiality of any such proprietary confidential information;

     (o) capital expenditures or commitments therefor by the Seller, the Company or any Company Subsidiary in excess of $50,000 individually or $100,000 in the aggregate;

     (p) mortgage, pledge or other encumbrance of any asset of the Seller, the Company or any Company Subsidiary or creation of any easements, Liens or other interests against or on any of the Real Property (as defined in Section 4.14.1);

     (q) adoption, amendment or termination of any Employee Plan (as defined in Section 4.17.5(a)) or increase in the benefits provided under any Employee Plan, or promise or commitment to undertake any of the foregoing in the future; or

     (r) an occurrence or event not included in clauses (a) through (q) that has resulted or, based on information of which the Seller or the Company has Knowledge, is reasonably expected to result in a Company Material Adverse Effect.

4.10 Litigation. Except as set forth on Schedule 4.10 (which shall disclose the parties to, nature of and relief sought for each matter to be disclosed on
Schedule 4.10):

     4.10.1 There is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of the Seller, threatened against the Seller, the Company or any Company Subsidiary, or with respect to the Merger, or with respect to any Employee Plan, or any fiduciary of any such plan (or pending or, to the Knowledge of the Seller, threatened against any of the officers, directors, stockholders, members, partners or employees of the Seller, the Company or any Company Subsidiary with respect to its business or proposed business activities), or to which the Seller, the Company or any Company Subsidiary is otherwise a party, or that is reasonably expected to have a Company Material Adverse Effect, before any court, or before any Governmental Authority (each an "Action" and collectively, the "Actions"); nor, to the Knowledge of the Seller, is there any basis for any such Action.

     4.10.2 Neither the Seller, the Company nor any Company Subsidiary is subject to any unsatisfied or continuing judgment, order or decree of any court or Governmental Authority. Neither the Company nor any Company Subsidiary, to the Seller's Knowledge, is otherwise exposed, from a legal standpoint, to any liability or disadvantage that is reasonably expected to result in a Company Material Adverse Effect, and neither the Seller, the Company nor any Company Subsidiary is a party to any legal action to recover monies due it or for damages sustained by it, other than collection of past due charges for services rendered or expenses incurred by the Seller or the Company.

     4.10.3 Schedule 4.10 lists the insurer for each Action covered by insurance or designates such Action, or a portion of such Action, as uninsured and lists the individual and aggregate policy limits for the insurance covering each insured Action and the applicable policy deductibles for each insured Action.

     4.10.4 Schedule 4.10 sets forth all material closed litigation matters to which the Company or any Company Subsidiary was a party during the five (5) year period preceding the Closing Date, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

4.11  Compliance with Applicable Laws.  Except as set forth on Schedules
4.11 and 4.19, each of the Seller, the Company and the Company Subsidiaries has complied in all material respects with all laws, rules, regulations, writs, injunctions, decrees, and orders (collectively, the "Laws") applicable to it or to the operation of the Business, and neither the Seller, the Company nor any Company Subsidiary has received any notice of any alleged claim or threatened claim, violation of or liability or potential responsibility under any such Law which has not heretofore been cured and for which there is no remaining liability and, to the Knowledge of the Seller, no event has occurred or circumstances exist that (with or without notice or lapse of time) is reasonably expected to constitute or result in a violation by the

Seller, the Company or any Company Subsidiary of any Law that gives rise to any liability on the part of the Seller, the Company or any Company Subsidiary under any Law.

4.12 Licenses. Schedule 4.12 lists all Licenses used by the Seller, the Company and the Company Subsidiaries that are material to the conduct of the Business. "Licenses" means all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor, held by the Company or any Company Subsidiary and issued by, or submitted by the Seller, the Company or any Company Subsidiary to, any Governmental Authority or other Person, other than those relating to the practice of public accountancy.
Section B of Schedule 4.12 lists all licenses, certificates, approvals, registrations and other similar documents and authorizations, and applications therefor, relating to the practice of public accountancy (the "Accounting Licenses") held by the Seller, the Company or a Company Subsidiary and issued by, or submitted by the Seller, the Company or any Company Subsidiary to, any Governmental Authority or other Person. All such Licenses and Accounting Licenses are valid, binding and in full force and effect. Except as described on Schedule 4.12, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any such Licenses. To the Knowledge of the Seller, the Seller, the Company and the Company Subsidiaries have taken all necessary action to maintain such Licenses. Except as set forth on Schedule 4.12, no loss or expiration of any such License is pending or, to the Seller's Knowledge, threatened or reasonably foreseeable.

4.13 Material Contracts. Except as listed or described on Schedule 4.13 (such contracts, or those which should have been listed on Schedule 4.13, are herein referred to as the "Material Contracts"), as of or on the date hereof, neither the Seller, the Company nor any Company Subsidiary is a party to or bound by, any written or oral leases, agreements or other contracts or legally binding contractual rights or contractual obligations or contractual commitments (each a "Contract" and collectively, the "Contracts") relating to or in any way affecting the operation or ownership of the Business that are of a type described below and no such agreements are currently in negotiation or proposed:

     (a) any consulting agreement pursuant to which the Seller, the Company or a Company Subsidiary is to receive consulting services (other than consulting agreements that may be terminated by the Seller, Company or a Company Subsidiary on not more than 30 days notice without penalty), employment agreement, change-in-control agreement, or collective bargaining arrangement with any labor union;

     (b) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $50,000;

     (c) any Contract for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, machinery, equipment, parts or other property or services (except if such Contract is made in the ordinary course of business and requires aggregate future payments of less than $25,000);

     (d) any Contract, other than trade payables in the ordinary course of business, relating to the borrowing of money, or the guaranty of another Person's borrowing of money, including, without limitation, any notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

     (e) any Contract granting any Person a Lien on all or any part of the assets of the Seller, the Company or any Company Subsidiary;

     (f) any Contract for the cleanup, abatement or other actions in connection with Hazardous Materials (as defined in Section 4.19), the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study;

     (g) any Contract granting to any Person an option, first refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Company or any Company Subsidiary;

     (h) any Contract with any agent, distributor or representative which is not terminable by the Seller, the Company or a Company Subsidiary upon ninety
     (90) calendar days or less notice without penalty;

     (i) any Contract under which the Seller, the Company or any Company Subsidiary is (A) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (B) a lessor of any tangible personal property owned by the Seller, the Company or any Company Subsidiary, in either case having an original purchase price or requiring aggregate lease payments in excess of $50,000;

     (j) any Contract under which the Seller, the Company or any Company Subsidiary has granted or received a license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment, in any case which provides for payments over the life of such Contract in excess of $25,000;

     (k) any Contract concerning an Affiliate Transaction (as defined in Section 4.21);

     (l) any Contract providing for the indemnification or holding harmless of any officer, director, employee or other Person;

     (m) any Contract (A) for purchase or sale by the Seller, the Company or any Company Subsidiary of any real property on which the Seller, the Company or any Company Subsidiary conducts any aspect of the Business, (B) granting any options to lease or purchase all or any portion of the Real Property, or (C) providing for labor, services or materials to the Real Property (including, without limitation, brokerage or management services) involving aggregate future payments of more than $25,000;

     (n) any Contract limiting, restricting or prohibiting the Seller, the Company or any Company Subsidiary from conducting business anywhere in the United States or elsewhere in the world;

     (o) any joint venture or partnership Contract;

     (p) any lease, sublease or associated agreements relating to the Leased Property (as defined in Section 4.14.1);

     (q) any Contract requiring prior notice, consent or other approval upon a change of control in the equity ownership of the Seller, the Company or any Company Subsidiary, which, if amended, modified or terminated as a result of, relating to or in connection with a failure to provide prior notice, or gain such consent or approval, would result in a Company Material Adverse Effect; or

     (r) any other Contract, whether or not made in the ordinary course of business, which involves future payments by the Seller, the Company or any Company Subsidiary in excess of $25,000.

     The Seller has provided Centerprise with a true and complete copy of each written Material Contract and a true and complete summary of each oral Material Contract, in each case including all amendments or other modifications thereto. Except as set forth on Schedule 4.13, each Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, the Seller, the Company or a Company Subsidiary, as applicable, and, to the Knowledge of the Seller, the other parties thereto, and is in full force and effect, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally and equitable principles. Except as set forth on Schedule 4.13, the Seller, the Company or one of the Company Subsidiaries, as applicable, has performed in all material respects all obligations required to be performed by it as of the date hereof and will have performed in all material respects all obligations required to be performed by it as of the Closing Date under each Material Contract and neither the Seller, the Company nor any Company Subsidiary, as applicable, nor, to the Knowledge of the Seller, any other party to any Material Contract is in breach or default thereunder, and, to the Knowledge of the Seller, there exists no condition which would, with or without the lapse of time or the giving of notice, or both, constitute a breach or default thereunder. The Seller has not been notified that any party to any Material Contract intends to cancel, terminate, not renew, or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

4.14 Properties.

     4.14.1 Schedule 4.14.1-1 is a correct and complete list, and a brief description of, all real estate in which the Seller, the Company or any of the Company Subsidiaries has an ownership interest (the "Owned Property") and all real property leased by the Seller and the Company (the "Leased Property"). Except as lessee of Leased Property, neither the Seller, the Company nor any Company Subsidiary is a lessee under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which another Person has granted to the Seller, the Company or any Company Subsidiary the right to use or occupy all or any portion of any real property.

          The Seller, the Company or one or more of the Company Subsidiaries has good and marketable fee simple title to the Owned Property and, assuming good title in the landlord, a valid leasehold interest in the Leased Property (the Owned Property and the Leased Property being sometimes referred to herein as "Real Property"), in each case free and clear of all Liens, assessments or restrictions (including, without limitation, inchoate liens arising out of the provision of labor, services or materials to any such real estate) other than (a) mortgages shown on the Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) Liens for current taxes not yet due, (c) (i) minor imperfections of title, including utility and access easements depicted on subdivision plats for platted lots that do not impair the intended use of the property, if any, none of which materially impairs the current operations of the Seller, the Company, any Company Subsidiary or the Business, and (ii) zoning laws and other land use restrictions or restrictive covenants that do not materially impair the present use of the property subject thereto and (d) Liens, assessments and restrictions pursuant to and by virtue of the terms of the lease of the Leased Property. The Real Property constitutes all real properties reflected on the Financial Statements or used or occupied by the Seller, the Company or any Company Subsidiary in connection with the Business or otherwise.

          With respect to the Owned Property, except as reflected on Schedule 4.14.1-2(a):

     (a) the Seller, the Company or one of the Company Subsidiaries is in exclusive possession thereof and no easements, licenses or rights are necessary to conduct the Business thereon in addition to those which exist as of the date hereof;

     (b) no portion thereof is subject to any pending condemnation proceeding or proceeding by any public or quasi-public authority materially adverse to the Owned Property and, to the Knowledge of the Seller, there is no threatened condemnation or proceeding with respect thereto;

     (c) there is no violation of any covenant, condition, restriction, easement or agreement of any Governmental Authority that affects the Owned Property or the ownership, operation, use or occupancy thereof;

     (d) no portion of any parcel of the Owned Property is subject to any roll-back tax, dual or exempt valuation tax, and no portion of any Owned Property is omitted from the appropriate tax rolls; and

     (e) all assessments and taxes currently due and payable on such Owned Property have been paid.

     With respect to the Leased Property, except as reflected on Schedule 4.14.1-2(b):

               (i) the Seller, the Company and/or one of the Company Subsidiaries is in exclusive, peaceful and undisturbed possession thereof and, to the Knowledge of the Seller, no easements, licenses or rights are necessary to conduct the Business thereon in addition to those which exist as of the date hereof; and

               (ii) to the Knowledge of the Seller, no portion thereof is subject to any pending condemnation proceeding or proceeding by any public or quasi-public authority materially adverse to the Leased Property and there is no threatened condemnation or proceeding with respect thereto.

     4.14.2 The Latest Balance Sheet and/or Schedule 4.14.2 reflect all material tangible personal property owned by the Seller or any Company Subsidiary, except as sold or otherwise disposed of or acquired in the ordinary course of business. Except as set forth on Schedule 4.14.2, the Seller, the Company or one of the Company Subsidiaries has good and marketable title to, or a valid leasehold interest in, or valid license of, such personal property (including, without limitation, machinery, equipment and computers), in each case free and clear of any Liens (other than Liens that are part of such leasehold or license), and each such asset is in working order and has been maintained in a commercially reasonable manner and does not contain, to the Knowledge of the Seller, any material defect. Except as set forth in Schedule 4.14.2, no personal property (including, without limitation, software and databases maintained on off-premises computers) used by the Seller, the Company or any Company Subsidiary in connection with the Business is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the Real Property.

4.15 Intellectual Property. The (i) patents, patent applications, inventions and discoveries that may be patentable (collectively, the "Patents"), (ii) registered and unregistered trademarks, trade names, company names, assumed business names and service marks (collectively, the "Marks"), (iii) copyrights (the "Copyright"), and (iv) know how, trade secrets, confidential information, client lists, software, technical information, data, process technology, plans and drawings (collectively, the "Trade Secrets") owned, used or licensed by the Seller, the Company or any Company Subsidiary (collectively, the "Intellectual Property") are all those necessary to enable the Seller, the Company and the Company Subsidiaries to conduct and to continue to conduct the Business substantially as it is currently conducted. Schedule 4.15 contains a complete and accurate list of all material Patents, Marks and Copyrights and a brief description of all material Trade Secrets owned, used by or directly licensed to the Seller, the Company or any Company Subsidiary, and a list of all material license agreements and arrangements with respect to any of the Intellectual Property to which the Seller, the Company or any Company Subsidiary is a party, whether as licensee, licensor or otherwise (collectively, the "Intellectual Property Licenses"). Except as set forth on Schedule 4.15, (i) all of the Intellectual Property is owned or, to the Knowledge of Seller, used under a valid Intellectual Property License, by the Seller, the Company or one of the Company Subsidiaries, and is free and clear of all Liens and other adverse claims; (ii) neither the Seller, the Company nor any Company Subsidiary has received any written notice that it is or has infringed on, misappropriated or otherwise conflicted with, or otherwise has Knowledge that it is infringing on, misappropriating, or otherwise conflicting with the intellectual property rights of any third parties; (iii) there is no claim pending or, to the Knowledge of Seller, threatened against the Seller, the Company or any Company Subsidiary with respect to the alleged infringement or misappropriation by the Seller, the Company or any Company Subsidiary, or a conflict with, any intellectual property rights of others; (iv) the operation of any aspect of the Business in the manner in which it has heretofore been operated or is presently operated does not give rise to any such infringement or misappropriation; and
(v) there is no infringement or misappropriation of the Intellectual Property by a third party or claim, pending or, to the Knowledge of the Seller, threatened, against any third party with respect to the alleged infringement or misappropriation of the Intellectual Property.

4.16 Taxes.
     -----

     4.16.1 Except as set forth on Schedule 4.16.1-1, each of the Seller, the Company and the Company Subsidiaries has timely and accurately prepared and filed or been included in or will timely and accurately prepare and file or be included in all federal, state, local and foreign returns, declarations and reports, information returns and statements (collectively, the "Returns") for Taxes (as defined in Section 4.16.2) required to be filed by or with respect to the Company or the Company Subsidiaries before the Closing Date, and has paid or caused to be paid, or has made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes required to be paid in respect of the periods for which Returns are due on or prior to the Closing Date, and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods required to be so accrued or reserved, in each case in accordance with GAAP up to and including the Closing Date. All such Returns are or will be true and correct in all material respects. The Seller and the Company have delivered to Centerprise true and complete copies of all Returns referred to in the first sentence of this Section 4.16.1 (including any amendments thereof) for the five (5) most recent taxable years. Neither the Company nor any Company Subsidiary is delinquent in the payment of any Tax, and no material deficiencies for any Tax, assessment or governmental charge have been threatened, claimed, proposed or assessed, in each case in writing. No waiver or extension of time to assess any Taxes has been given or requested. No written claim, or any other claim, by any taxing authority in any jurisdiction where the Seller, the Company or any Company Subsidiary does not file Tax returns is pending pursuant to which the Seller, the Company or Company Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction. The Seller's, the Company's and the Company Subsidiaries' Returns were last audited by the Internal Revenue Service or comparable state, local or foreign agencies on the dates set forth on
     Schedule 4.16.1-2.

     4.16.2 For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments, including, without limitation, income, gross receipts, excise, property, sales, employment, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments, imposed by the United States, or any state, local, foreign or provincial government or subdivision or any agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis.

4.17 Employee Benefit Plans; ERISA.
     -----------------------------

     4.17.1 Except as described in Schedule 4.17.1, neither the Seller, the Company nor any Company Subsidiary has or is reasonably expected to have any liability (including contingent liability) whether direct or indirect (and regardless of whether it would be derived from a current or former Plan Affiliate, as defined in Section 4.17.5(c)) with respect to any of the following (whether written, unwritten or terminated): (i) any employee welfare benefit plan, as defined in
     Section 3(1) of ERISA (as defined in Section 4.17.5(b)), including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) any "employee pension benefit plan," as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, qualified defined contribution or defined benefit arrangement; or (iii) any other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, personnel policy, bonus or incentive plan, stock option, restricted stock, stock bonus, holiday pay, vacation pay, sick pay, bonus program, service award, moving expense, reimbursement program, tool allowance, safety equipment allowance, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement.

     4.17.2 A complete copy of each written Employee Plan (as defined in Section 4.17.5(a)) as amended to the Closing, together with audited financial statements, if any, for the three (3) most recent plan years; a copy of each trust agreement or other funding vehicle with respect to each such plan; a copy of any and all determination letters, rulings or notices issued by a Governmental Authority with respect to such plan; a copy of the Form 5500 Annual Report for the three (3) most recent plan years; and a copy of each and any general explanation or communication which was required to be distributed or otherwise provided to participants in such plan and which describes all or any relevant aspect of each plan, including summary plan descriptions and/or summary of material modifications, have been delivered to Centerprise. A description of each unwritten Employee Plan, including a description of eligibility, participation, benefits, funding arrangements and assets or other relevant aspects of the obligation, is set forth in Schedule 4.17.2.

     4.17.3 Except as is not reasonably expected to give rise to any liability (including contingent liability), whether direct or indirect, to the Seller, the Company or any Company Subsidiary, each Employee Plan (i) has been and is operated and administered in compliance with its terms;
     (ii) has been and is operated, administered, maintained and funded in compliance with the applicable requirements of the Code in such a manner as to qualify, where appropriate and intended, for both Federal and state purposes, for income tax exclusions, tax-exempt status, and the allowance of deductions and credits with respect to contributions thereto; (iii) where appropriate, has received a favorable determination letter from the Internal Revenue Service upon which the sponsor of the plan may currently rely; (iv) has been and currently complies in form and in operation in all respects with all applicable requirements of ERISA and the Code and any applicable reporting and disclosure requirements of Federal and state laws, including but not limited to the requirement of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code. With respect to each Employee Plan, no Person has:

    (i) entered into any nonexempt "prohibited transaction," as such terms are defined in ERISA or the Code; (ii) breached a fiduciary obligation or (iii) any liability for any failure to act or comply in connection with the administration or investment of the assets of such plan; and no Employee Plan has any liability and there is no liability in connection with any Employee Plan, other than a liability (i) which is expressly and adequately reflected in the Latest Balance Sheets, (ii) which is discretionary or terminable at will by the Seller, the Company or one of the Company Subsidiaries without incurring any such liability, or (iii) which is adequately funded under a funding arrangement separate from the assets of the Seller, the Company, any Company Subsidiary or a Plan Affiliate (and only to the extent of such funding). Any contribution made or accrued with respect to any Employee Plan is fully deductible by the Seller, the Company, a Company Subsidiary or a Plan Affiliate.

    4.17.4 Neither the Seller, the Company nor any Company Subsidiary or Plan Affiliate has ever sponsored, maintained, contributed to or been required to contribute to, or has any liability, whether direct or indirect, with respect to any Employee Plan which is or has ever been (i) a "multiemployer plan" as defined in Section 4001 of ERISA, (ii) a "multiemployer plan" within the meaning of Section 3(37) of ERISA, (iii) a "multiple employer plan" within the meaning of Code Section 413(c), (iv) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, (v) subject to the funding requirements of Section 412 of the Code or to Title IV of ERISA, or (vi) provides for post-retirement medical, life insurance or other welfare-type benefits.

    4.17.5 As used in this Agreement, the following terms shall have the following respective meanings:

(a) the term "Employee Plan" shall mean any plan, policy, program, arrangement or agreement described in Section 4.17.1, whether or not scheduled;

(b) the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended; and

(c) with respect to any Person ("First Person"), the term "Plan Affiliate" shall mean any other Person with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or have been treated with the First Person as under common control or whose employees would be or have been treated as employed by the First Person, under Section 414 of the Code or Section 4001(b) of ERISA and any regulations, administrative rulings and case law interpreting the foregoing.

4.18 Labor Matters. Except as set forth in Schedule 4.18, there is no, and within the last three (3) years neither the Seller, the Company nor any Company Subsidiary has experienced any, strike, picketing, boycott, work stoppage or slowdown or other similar labor dispute, union organizational activity, allegation, charge or complaint of unfair labor practice, employment discrimination or other matters relating to the employment of labor pending or, to the Knowledge of the Seller, threatened against the Seller, the Company or any Company Subsidiary, or that is reasonably expected to affect the Seller, the Company or any Company Subsidiary; nor, to the Knowledge of the Seller, is there any basis for any such allegation, charge, or complaint. There is no request for representation pending and, to the Knowledge of the Seller, no question concerning representation has been raised. There is no grievance pending that is reasonably expected to result in a Company Material Adverse Effect nor any arbitration proceeding arising out of a union agreement. To the Knowledge of the Seller, no employee who is key to the Business and no group of employees has announced or otherwise indicated any plans to terminate employment with the Seller, the Company or any Company Subsidiary. Each of the Seller, the Company and any Company Subsidiary has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Neither the Seller, the Company nor any Company Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, ordinances or regulations.

4.19 Environmental Matters. Other than as disclosed on Schedule 4.19, (i) each of the Seller, Company and the Company Subsidiaries is operating and has operated its business in compliance with all applicable Environmental and Safety Requirements (as defined later in this Section); (ii) to the actual knowledge of the managers of the Seller, without any duty to inquire (notwithstanding the definition of "Knowledge" in Section 15.4), there are no Hazardous Materials (as defined later in this Section) present at, on or under any real property currently or formerly owned, leased or used by the Seller, the Company or Company Subsidiary (other than those present in office supplies and cleaning/maintenance materials) for which the Seller, the Company or a Company Subsidiary is or is reasonably expected to be responsible, or otherwise have any liability, for response costs under any Environmental and Safety Requirements;
(iii) each of the Seller, the Company and the Company Subsidiaries has disposed of all waste materials generated by the Seller, the Company or such Company Subsidiary at any real property currently or formerly owned, leased or used by the Seller, the Company or Company Subsidiary in compliance with applicable Environmental and Safety Requirements; and (iv) there are and have been no facts, events, occurrences or conditions at or related to any real property currently or formerly owned, leased or used by the Seller, the Company or Company Subsidiary that is reasonably expected to cause or give rise to liabilities or response obligations of the Seller, the Company or any Company Subsidiary under any Environmental and Safety Requirements. The term "Environmental and Safety Requirements" means any federal, state and local laws, statutes, regulations or other requirements relating to the protection, preservation or conservation of the environment or worker health and safety, all as amended or reauthorized. The term "Hazardous Materials" means "hazardous substances," as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq., "hazardous wastes," as defined by the Resource Conservation Recovery Act, 42 U.S.C. (S) 6901 et seq., asbestos in any form or condition, polychlorinated biphenyls and any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirement.

4.20 Insurance. Each of the Seller, the Company and the Company Subsidiaries has in full force and effect commercially reasonable amounts of insurance to protect the Seller's the Company's and Company Subsidiaries' ownership or interest in, and operation of, its assets against the types of liabilities, including professional malpractice, customarily insured against in connection with operations similar to the Business, and all premiums due on such policies have been paid. To the Seller's Knowledge, each of the Seller, the Company and the Company Subsidiaries has complied with the provisions of all such policies and is not in default under any of such policies. Schedule 4.20 contains a complete and correct list of all such insurance policies. Neither the Company nor any Company Subsidiary has received any notice of cancellation or intent to cancel or increase premiums with respect to such insurance policies. Schedule
4.20 also contains a list of all claims or asserted claims reported to insurers under such policies relating to the ownership or interest in the Seller's, the Company's and the Company Subsidiaries' assets, or operation of the Business, including all professional malpractice claims and similar types of claims, actions or proceedings asserted against the Seller, the Company or any Company Subsidiary arising out of the Business at any time within the past three (3) years.

4.21 Interest in Customers and Suppliers; Affiliate Transactions. Except as described on Schedule 4.21 and except for ownership as an investment of not more than one percent (1%) of any class of capital stock of any publicly-traded company, none of the Seller, any of its members, any Affiliate of its members, any Affiliate of the Seller, the Company nor any Company Subsidiary (i) possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any Person that is a client, supplier, customer, lessor, lessee or competitor of the Seller, the Company or any Company Subsidiary, (ii) owns, directly or indirectly, in whole or in part, or has any interest in any tangible or intangible property used in the conduct of the Business, or (iii) is a party to an agreement or relationship, that involves the receipt by such Person of compensation or property from the Seller, the Company or any Company Subsidiary other than through a customary employment relationship or through distributions made with respect to the Seller Interests or equity interests in any Company Subsidiary (provided such distributions have been made consistent with the Seller's, the Company's or any Company Subsidiary's, as the case may be, past custom and practices). Schedule 4.21 sets forth the parties to and the date, nature and amount of each transaction during the last five years involving the transfer of any cash, property or rights to or from the Seller, the Company or any Company Subsidiary from, to or for the benefit of any Affiliates (other than customary employment relationships or distributions made with respect to the Seller Interests) ("Affiliate Transactions"), and any existing commitments of the Seller, the Company or any Company Subsidiary to engage in the future in any Affiliate Transactions. Except as disclosed, each Affiliate Transaction and each transaction with former Affiliates of the Seller, the Company or any Company Subsidiary was effected on terms equivalent to those that would have been established in an arm's-length transaction.

4.22 Business Relationships. Schedule 4.22 lists all clients of the Seller, the Company and each Company Subsidiary representing one percent (1%) or more of the Seller's or the Company's, as applicable, consolidated net revenues for the twelve (12) months ended December 31, 1998. Except as set forth on Schedule 4.22, since December 31, 1998, none of such clients has canceled or substantially reduced its business with the Seller, the Company or Company Subsidiary, as applicable, nor are any of such clients threatening to do so. To the Knowledge of the Seller, no client that accounts for one percent (1%) or more of the Seller's or the Company's consolidated net revenue, or supplier of the Seller, the Company or any Company Subsidiary, will cease to do business with, or substantially reduce its business with, the Seller, the Company or any Company Subsidiary, as applicable, after the consummation of the transactions contemplated hereby.

4.23 Compensation. Schedule 4.23 is a complete list setting forth the names and current total compensation, including, without limitation, salary and bonuses paid to employees and draws or other distributions paid to partners, members or owners of each Person who earned from the Seller, the Company or a Company Subsidiary in 1998 total compensation in excess of $100,000. Except as set forth in Schedule 4.23, no Person listed thereon has received any bonus or increase in compensation and there has been no "general increase" in the compensation or rate of compensation payable to any employees, partners, members or owners of the Seller, the Company or any Company Subsidiary since the date of the Latest Balance Sheet, other than in the Seller's or the Company's and Company Subsidiaries' ordinary course of business, consistent with past custom and practices, nor since that date has there been any oral or written promise to employees, partners, members or owners of any bonus or increase in compensation, other than in the Seller's or the Company's and Company Subsidiaries ordinary course of business, consistent with past custom and practices. The term "general increase" as used herein means any increase generally applicable to a class or group, but does not include increases granted to individuals for merit, length of service or change in position or responsibility made on the basis of the custom and past practices of the Seller, the Company or any Company Subsidiary. Schedule 4.23 includes the date and amount of the last bonus or similar distribution or increase in compensation for each listed individual.

4.24 Bank Accounts. Schedule 4.24 is a true and complete list of each bank in which the Seller, the Company or any Company Subsidiary has an account or safe deposit box, the number of each such account or box, and the names of all Persons authorized to draw thereon or to have access thereto.

4.25 Professional Credentials. Each member of Seller is a Certified Public Accountant in good standing in one of the States of the United States or the District of Columbia, and entitled to practice in one of the jurisdictions in which the Seller, the Company or any Company Subsidiary maintains an office, and there are no disciplinary proceedings pending or threatened against the Seller, the Company, any Company Subsidiary or any of the members of the Seller by any Governmental Authority or self-regulatory organization regulating, licensing or permitting the practice of public accountancy.

4.26 Disclosure; No Misrepresentation. No representation or warranty of the Seller contained in this Agreement or in any of the certification, schedules, lists, documents, exhibits, or other instruments delivered or to be delivered to Centerprise as contemplated by any provision hereof contains any untrue statement regarding a material fact or omits to state a material fact necessary in order to make the statements made herein or therein not misleading. To the Knowledge of the Seller, there is no fact or circumstance that has not been disclosed to Centerprise herein that has or is reasonably expected to have a Company Material Adverse Effect.

                                   ARTICLE V

                                  [RESERVED]

                                  ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF CENTERPRISE

     Centerprise represents and warrants to the Company as of March 31, 1999 and, subject to Section 7.3, as of the date on which Centerprise and the lead Underwriter execute and deliver the Underwriting Agreement related to the IPO and as of the Closing Date as follows:

6.1 Organization And Qualification. Centerprise is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. True, accurate and complete copies of Centerprise's Certificate of Incorporation and By-laws, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Seller. Mergersub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. True, accurate and complete copies of Mergersub's Certificate of Formation and Operating Agreement, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Seller.

6.2  Capitalization.

     6.2.1 The authorized capital stock of Centerprise consists of 20,000 shares of Centerprise Common Stock, of which 17,500 shares are outstanding as of the date hereof. All of the issued and outstanding shares of Centerprise Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. Immediately prior to the Closing Date, the authorized capital stock of Centerprise will consist of 50,000,000 shares of Centerprise Common Stock, of which the number of shares set forth in the Form S-1 will be issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $0.01 per share, none of which will be issued and outstanding. Other than (i) shares of Centerprise Common Stock issued pursuant to a split of the shares outstanding as of the date of this Agreement, (ii) shares of Centerprise Common Stock issued in accordance with the Merger and the Other Mergers, and (iii) shares of Centerprise Common Stock that may be issued to new members of management in lieu of shares previously issued to current members of management, but which will not increase the number of shares of outstanding Centerprise Common Stock, no shares of Centerprise Common Stock will be issued prior to the consummation of the IPO. Mergersub's authorized equity ownership consists solely of the membership interests owned by Centerprise, all of which are issued and outstanding, are owned free and clear of any Liens by Centerprise, and are fully paid, nonassessable and free of preemptive rights.

     6.2.2 Except as set forth on Schedule 6.2, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating Centerprise to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Centerprise or obligating Centerprise to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Centerprise is a party or is bound with respect to the voting of any shares of capital stock of Centerprise. The shares of Centerprise Common Stock issued to the Seller in the Merger will at the Closing Date be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and issued pursuant to a registration statement as required by the 1933 Act or an exemption therefrom.

6.3 No Subsidiaries. Except for Centerprise's ownership of 100% of the capital stock of each of Professional Service Group, Inc., a Delaware corporation, and Mergersub (and similar entities created for similar purposes with respect to the Other Agreements), Centerprise has no subsidiaries and it does not own any capital stock of any corporation or any equity or other interest of any nature whatsoever in any Person.

6.4  Authority; Non-Contravention; Approvals.

     6.4.1 Each of Centerprise and Mergersub has all requisite right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Centerprise and Mergersub, and no other corporate proceedings on the part of Centerprise or Mergersub are necessary to authorize the execution and delivery of this Agreement or the consummation by Centerprise and Mergersub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Centerprise and Mergersub and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes a valid and legally binding agreement of Centerprise and Mergersub, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     6.4.2 The execution and delivery of this Agreement by Centerprise and Mergersub does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Centerprise and Mergersub under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws of Centerprise, (ii) the Certificate of Formation or Operating Agreement of Mergersub, (iii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to Centerprise, Mergersub or any of their respective properties or assets, or (iv) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Centerprise or Mergersub is now a party or by which Centerprise, Mergersub or any of their respective properties or assets, may be bound or affected, except those items described in clause (iii) relating to regulating, licensing or permitting the practice of public accountancy. The consummation by Centerprise and Mergersub of the transactions contemplated hereby will not result in any violation, conflict, breach, right of termination or acceleration or creation of Liens under any of the terms, conditions or provisions of the items described in clauses (i) through (iii) of the immediately preceding sentence, subject, in the case of the terms, conditions or provisions of the items described in clause
     (ii) above, to obtaining (prior to the Closing Date) Centerprise Required Statutory Approvals and except for those items described in (iii) above relating to regulating, licensing or permitting the practice of public accountancy.

     6.4.3 Except with respect to (i) the declaration of the effectiveness of the Registration Statements by the SEC and filings, if required, with various state securities or "blue sky " authorities, (ii) any filing which may be required under the HSR Act, (iii) any filing which may be required by any Governmental Authority or self-regulatory organization regulating, licensing or permitting the practice of public accountancy (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Centerprise Required Statutory Approvals") no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Centerprise or Mergersub or the consummation by Centerprise or Mergersub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, are not reasonably expected to, in the aggregate, have a material adverse effect on the business operations, properties, assets, condition (financial or other), results of operations or prospects of Centerprise and its subsidiaries, taken as a whole (a "Centerprise Material Adverse Effect").

6.5 Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.5, neither Centerprise nor Mergersub has incurred any liabilities or obligations (whether known or unknown, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise) of any nature. Except as set forth on
Schedule 6.5, neither Centerprise nor Mergersub has engaged in any business activities of any type or kind whatsoever, nor entered into any agreements nor is it bound by any obligation or undertaking.

6.6 Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of Centerprise, threatened against, relating to or affecting Centerprise or Mergersub, before any court, Governmental Authority or any arbitrator that seek to restrain or enjoin the consummation of the Merger or the IPO or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Centerprise Material Adverse Effect. Centerprise is not subject to any unsatisfied or continuing judgement, order or decree of any court or Governmental Authority. Centerprise is not a party to any legal action to recover monies due it or for damages sustained by it.

6.7 Compliance with Applicable Laws. Each of Centerprise and Mergersub has complied in all material respects with all Laws applicable to it, and has not received any notice of any alleged claim or threatened claim, violation of or liability or potential responsibility under any such Law which has not heretofore been cured and for which there is no remaining liability and, to the Knowledge of Centerprise, no event has occurred or circumstances exist that (with or without notice or lapse of time) may constitute or result in a violation by Centerprise or Mergersub of any Law or may give rise to any liability on the part of the Centerprise or Mergersub under any Law.

6.8 No Misrepresentation. None of the representations and warranties of Centerprise or Mergersub set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered or to be delivered to the Company as contemplated by any provision hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the Knowledge of Centerprise, there is no fact or circumstance that has not been disclosed to the Seller herein that has or is reasonably expected to have a Company Material Adverse Effect.

                                  ARTICLE VII

                       CERTAIN COVENANTS AND OTHER TERMS

7.1  Conduct of Business by the Seller and the Company Prior to the Effective
Time.

7.1.1 Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Centerprise shall otherwise agree in writing, the Seller shall, and shall cause the Company and each Company Subsidiary to:

     (a) in all material respects conduct the Business in the ordinary and usual course and consistent with past customs and practices;

     (b) not (i) amend its Organizational Documents, (ii) split, combine or reclassify its outstanding equity ownership or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise except dividends or distributions which (A) are consistent with past customs and practices, (B) do not result in a Company Material Adverse Effect and (C) as set forth on Schedule 7.5;

     (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of (i) any additional membership interests of, or any options, warrants or rights of any kind to acquire any of its membership interests or equity interests of any class, (ii) any debt with voting rights or (iii) any debt or equity securities convertible into or exchangeable for, or any rights, warrants, calls, subscriptions, or options to acquire, any such membership interests, debt with voting rights or convertible securities;

     (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business in a manner consistent with past customs and practices or (B) borrowings to refinance existing indebtedness on commercially reasonable terms, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or equity interests or any options, warrants or rights to acquire any of its capital stock or equity interests or any security convertible into or exchangeable for its capital stock or equity interests, (iii) sell, pledge, dispose of or encumber any assets or businesses other than dispositions in the ordinary course of business in a manner consistent with past customs and practices (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (e) use commercially reasonable efforts to (i) preserve intact its business organizations and goodwill, (ii) keep available the services of its present officers and key employees, and (iii) preserve the goodwill and business relationships with clients and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

     (f) confer on a regular and frequent basis with one or more representatives of Centerprise to report operational matters of materiality and the general status of ongoing operations;

     (g) except as contemplated on Schedule 4.9, not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, partners, members or owners, except in the ordinary course of business in a manner consistent with past customs and practices of the Company or any Company Subsidiary, as applicable, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Employee Plan to any such Person, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing employees, partners, members or owners, (iv) amend or enter into a new Employee Plan (except as required by Law) or amend or enter into a new collective bargaining agreement, or (v) engage in any new Affiliate Transaction;

     (h) comply in all material respects with all applicable Laws;

     (i) not make any material investment in, directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any businesses or any Person or division thereof or otherwise acquire or agree to acquire any assets in each case which are material to it other than in the ordinary course of business in a manner consistent with past customs and practices;

     (j) other than as set forth on Schedule 7.5, not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets other than in the ordinary course of business, consistent with past customs and practices;

     (k) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses in a manner consistent with past customs and practices in all material respects; and

     (l) collect and bill receivables in the ordinary and usual course and consistent with past custom and practices.

7.1.2  [Reserved]

7.1.3 Notwithstanding the fact that such action might otherwise be permitted pursuant to this Article, neither the Seller nor the Company shall take, or permit any Company Subsidiary to take, any action that would or is reasonably likely to result in any of the representations or warranties of the Seller set forth in this Agreement being untrue or in any of the conditions to the consummation of the transactions contemplated hereunder set forth in Article X not being satisfied.

7.1.4 Prior to the Closing, (i) the Seller shall terminate, without any liability to the Company or the Company Subsidiaries, all agreements relating to the voting of the Company's membership interests, and all agreements and obligations of the Company and the Company Subsidiaries relating to borrowed money and/or involving payments to or for the benefit of a present or former member of the Company, or an Affiliate or family member of a present or former member of the Company, including, without limitation, those set forth on
Schedule 7.1.4, but excluding (A) debt reflected on Schedule 2.1 as Debt Assumed By Centerprise, (B) items reflected on Schedule 2.5, (C) agreements and obligations to the extent such agreements and obligations result in Indirect Costs under the Incentive Compensation Agreement, (D) that certain lease between the Seller and S&S Realty dated on or about the Closing Date, and (E) items approved by Centerprise in writing.

7.2  No-Shop.

     (a) After the date hereof and prior to the Closing Date or earlier termination of this Agreement, the Company and the Seller shall (i) (not and each of Seller and the Company shall use its diligent efforts to cause the Company Subsidiaries and any officer, director or employee of, or any attorney, accountant, investment banker, financial advisor or other agent retained by the Company, the Seller or any Company Subsidiary not to), initiate, solicit, negotiate, encourage, or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of the Seller, the Company or any Company Subsidiary, or any equity ownership interests of the Seller, the Company or any Company Subsidiary, whether by merger, purchase of assets or otherwise, whether for cash, securities or any other consideration or combination thereof, or enter into any joint venture or partnership or similar arrangement, and (ii) promptly advise Centerprise of the terms of any communications the Seller or the Company may receive or become aware of relating to any bid for part or all of the Seller, the Company or any Company Subsidiary. Notwithstanding the foregoing, if the underwriters' internal sales force presentation or "road show" for the IPO has not started by October 15, 1999, then from and after such date, the Seller may (through its authorized agents) conduct limited discussions with potential acquirers of the Seller for the sole purpose of assessing the potential terms and conditions of an acquisition proposal involving the Seller. Notwithstanding the preceding sentence, the Seller shall not (i) disclose any non-public or confidential information regarding the Seller to any such third party or (ii) enter into any agreement (including, without limitation, any letter of intent or term sheet) with such third party unless this Agreement has been terminated pursuant to Article XI.

     (b) The Seller and the Company (i) acknowledge that a breach of any of their covenants contained in this Section 7.2 will result in irreparable harm to Centerprise which will not be compensable in money damages, and
     (ii) agree that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the other party for a breach of such covenant.

7.3 Schedules. Each party hereto agrees that with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing promptly to supplement or amend and deliver to the other parties all the schedules to this Agreement (the "Schedules") to correct any matter which would constitute a breach of any such party's representations and warranties herein; provided, however, that no amendment or supplement to a Schedule that constitutes or reflects a Company Material Adverse Effect or affects Schedule 4.2, Schedule 4.4 or Schedule 8.8 may be made unless Centerprise and a majority of the Founding Companies consent to such amendment or supplement. No amendment of or supplement to a Schedule shall be made later than three (3) business days prior to the anticipated effectiveness of the Form S-1. For all purposes of this Agreement, including, without limitation, for purposes of determining whether the conditions set forth in Sections 10.2 and 10.3 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 7.3. In the event that (i) one of the other Founding Companies seeks to amend or supplement a Schedule pursuant to Section 7.3 of one of the Other Agreements, (ii) such amendment or supplement constitutes or reflects a Company Material Adverse Effect (as defined in such Other Agreement) or affects Schedule 4.2, Schedule 4.4 or Schedule 8.8 of such Other Agreement, and (iii) Centerprise and a majority of the Founding Companies consent to such amendment or supplement, but the Seller does not, the Seller may terminate this Agreement at any time prior to the Closing Date. In the event that (i) the Seller seeks to amend or supplement a Schedule pursuant to this Section 7.3,
(ii) such amendment or supplement constitutes or reflects a Company Material Adverse Effect or affects Schedule 4.2, Schedule 4.4 or Schedule 8.8, and (iii) Centerprise and a majority of the Founding Companies do not consent to such amendment or supplement, this Agreement shall be deemed terminated.

     No party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of this Section 7.3, unless this Agreement is so terminated in connection with an amendment of or supplement to a Schedule relating to Seller's or the Company's breach of a representation or warranty as of March 31, 1999, in which case the Seller or the Company shall pay to Centerprise, as Centerprise's exclusive remedy (notwithstanding anything to the contrary) and as liquidated damages, and not as a penalty, an amount equal to $2,000,000 (the "Liquidated Damages Amount"). The Seller agrees that in the case of such termination Centerprise and the Founding Companies (excluding the Seller) will sustain immediate and irreparable economic harm and loss of goodwill and that actual losses suffered by such parties will be difficult, if not impossible, to ascertain, but the Liquidated Damages Amount set forth herein is reasonable and has been arrived at after a good faith effort to estimate such losses. Payment of the Liquidated Damages Amount shall be made in cash to Centerprise within thirty (30) days of a termination pursuant to this
Section 7.3 in connection with an amendment of or supplement to a Schedule relating to a breach of a representation or warranty as of the date of this Agreement.

7.4 Company Member Meeting; Seller Member Meeting. The Seller shall take, and shall cause the Company to take, all action in accordance with applicable Laws and its respective Organizational Documents necessary to duly call, give notice of, convene and hold a meeting of the Company's members and the Seller's members to be held on the earliest practicable date determined in consultation with Centerprise to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby. The Seller shall solicit, and the Seller shall cause the Company to solicit, the approval of the Merger, this Agreement and the transactions contemplated hereby by the Company's members and the Seller's members, respectively, and each of the Company's managers and the Seller's managers shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby by the Company's members and the Seller's members. If the Merger, this Agreement and the transactions contemplated hereby are approved by the Company's members and the Seller's members, neither the Company nor the Seller shall call, give notice of, convene or hold any other meeting of their respective members to rescind or modify such approval or to consider any other transaction.

7.5 Asset Transfer. Prior to the Closing, in addition to those actions specified in Section 7.1.2 to be taken, the Seller shall (i) cause Seller to form Newco pursuant to Organizational Documents in form and substance acceptable to Centerprise, and (ii) cause Seller to complete the Asset Transfer to Newco (including, without limitation, obtaining any necessary third party consents to such Asset Transfer) pursuant to conveyance documents in form and substance acceptable to Centerprise, except that those liabilities and/or assets set forth on Schedule 7.5 attached hereto (the "Retained Liabilities" and the "Retained Assets", respectively) shall not be transferred to Newco. Notwithstanding anything to the contrary contained herein or any related agreement, Newco will not assume, agree to pay, perform or discharge or in any way be responsible for any debts, liabilities or obligations of Seller or any member of Seller of any kind or nature whatsoever set forth on Schedule 7.5 as a Retained Liability or relating to the Retained Assets.

                                 ARTICLE VIII

                             ADDITIONAL AGREEMENTS

8.1  Access to Information.

     8.1.1 The Seller shall and shall cause the Company and the Company Subsidiaries to afford to Centerprise and its accountants, counsel, financial advisors and other representatives, including without limitation the underwriters engaged in connection with the IPO (each an "Underwriter" and collectively, the "Underwriters") and their counsel (collectively, the "Centerprise Representatives"), and to the other Founding Companies and their accountants, counsel, financial advisors and other representatives, and Centerprise shall afford to the Seller and the Company and their accountants, counsel, financial advisors and other representatives (the "Seller Representatives"), upon reasonable notice, full access during normal business hours throughout the period prior to the Closing Date to all of its respective properties, books, contracts, commitments and records (including, but not limited to, financial statements and Tax Returns) and, during such period, shall furnish promptly to one another all due diligence information requested by the other party. Centerprise shall hold and shall use its best efforts to cause the Centerprise Representatives to hold, and the Seller shall hold and shall use their best efforts to cause the Seller Representatives to hold, in strict confidence all non-public information furnished to it in connection with the transactions contemplated by this Agreement, except that each of Centerprise, Seller and the Company may disclose any information that it is required by law or judicial or administrative order to disclose. In addition, Centerprise will cause each of the other Founding Companies and their members and stockholders, as applicable, to enter into a provision similar to this Section 8.1 requiring each such Founding Company to keep confidential any information obtained by such Founding Company in connection with the transactions contemplated by this Agreement.

     8.1.2 In the event that this Agreement is terminated in accordance with its terms, each party shall promptly return to the disclosing party all non-public written material provided pursuant to this Section 8.1 or pursuant to the Other Agreements and shall not retain any copies, extracts or other reproductions of such written material. In the event of such termination, all documents, memoranda, notes and other writings prepared by Centerprise or the Company based on the information in such material shall be destroyed (and Centerprise and the Seller shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy such documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

8.2  Registration Statements.

     8.2.1 Centerprise has filed the Registration Statements with the SEC and shall use all reasonable efforts to have the Registration Statements declared effective by the SEC as promptly as practicable. Centerprise shall also take any action required to be taken under applicable state "blue sky" or securities laws in connection with the issuance of Centerprise Common Stock. Centerprise and the Seller shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with making such filings. All information provided and to be provided by Centerprise and the Seller, respectively, for use in the Registration Statements shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading as of the date thereof and in light of the circumstances under which given or made. The Seller agrees promptly to advise Centerprise if at any time during the period in which a prospectus relating to the offering or the Merger is required to be delivered under the Securities Act, any information contained in the prospectus concerning the Company, the Seller, or the Company Subsidiaries becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or remedy such incompletion.

     8.2.2 Centerprise agrees that it will provide to the Seller and its counsel copies of drafts of the Registration Statements (and any amendments thereto) containing material changes to the information therein as they are prepared and will not (i) file with the SEC, (ii) request the acceleration of the effectiveness of or (iii) circulate any prospectus forming a part of, the Registration Statements (or any amendment thereto) unless the Seller and its counsel (x) have had at least two days to review the revised information contained therein (which changes shall be highlighted by computer generated marks indicating the additions and deletions made from the prior draft reviewed by the Seller's counsel) and (y) have not objected to the substance of the information contained therein. Any objections posed by the Seller or its counsel shall be in writing and state with specificity the material in question, the reason for the objection, and the Seller's proposed alternative. If the objection is founded upon a rule promulgated under the Securities Act, the objection shall cite the rule. Notwithstanding the foregoing, during the five (5) business days immediately preceding the date scheduled for the filing of the Registration Statements and any amendment thereto, the Seller and its counsel shall be obligated to respond to proposed changes electronically transmitted to them within two (2) hours from the time the proposed changes (in the case of the initial filing of the Registration Statements, from the last circulated draft of the Registration Statements; and, in the case of any subsequent filing of the Registration Statements or any amendment thereof, from the most recently filed Registration Statements or amendment thereof) are transmitted to the Seller's counsel; provided, that, Centerprise has provided to the Seller or its counsel reasonable advance notice of such proposed changes; provided, further, that such changes are highlighted by computer generated marks indicating the additions and deletions made from the prior draft reviewed by the Seller's counsel.

     8.2.3 Centerprise will advise the Member Representative of the effectiveness of the Registration Statements, advise the Member Representative of the entry of any stop order suspending the effectiveness of the Registration Statements or the initiation of any proceeding for that purpose, and, if such stop order shall be entered, use its best efforts promptly to obtain the lifting or removal thereof. Upon the written request of the Seller, Centerprise will furnish to the Seller a reasonable number of copies of the final prospectus associated with the IPO.

8.3 Expenses and Fees. Centerprise shall pay the fees and expenses of the independent public accountants and legal counsel to Centerprise and all filing, printing and other reasonable, documented fees and expenses associated with the IPO and Form S-4. Neither Seller, nor the Company, nor its respective members, will be liable for any portion of the above expenses in the event the IPO is not completed. Centerprise shall also pay the underwriting discounts and commissions payable in connection with the sale of Centerprise Common Stock in the IPO. All other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.4 Agreement to Cooperate. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

8.5 Public Statements. Except as may be required by law, no party hereto nor any Affiliate of any party hereto shall issue any press release or any written public statement with respect to this Agreement or the transactions contemplated by this Agreement or the Other Agreements without the prior written consent of Centerprise and the Seller.

8.6  [Reserved]

8.7 Centerprise Covenants. After the date hereof and prior to the Closing Date or earlier termination of this Agreement in accordance with its terms, Centerprise shall comply in all material respects with all applicable Laws. Centerprise shall not take any action that would or is reasonably likely to result in any of the representations or warranties of Centerprise set forth in this Agreement being untrue or in any of the conditions to the consummation of the transactions contemplated hereunder set forth in Article X not being satisfied.

8.8 Release of Guarantees. Centerprise shall use all commercially reasonable efforts and good faith to have the Seller's members released from any and all guarantees on any indebtedness and leases that they personally guaranteed for the benefit of the Company as set forth on Schedule 8.8, with all such guarantees on indebtedness and leases being assumed by Centerprise, if necessary to achieve such releases. If any guaranteed indebtedness is repaid in full with proceeds from the IPO and the Seller's members guarantees thereafter shall have no further force or effect, then Centerprise shall not be obligated to use any efforts to obtain a release of such guarantee. In the event that Centerprise cannot obtain such releases from the lenders of any such guaranteed indebtedness or lessors of any guaranteed leases, Centerprise agrees to indemnify, defend and hold harmless the Seller's members against any and all claims made by lenders or landlords under such guarantees.

8.9  [Reserved]

8.10  Preparation and Filing of Tax Returns.

     8.10.1 The Company shall be responsible for causing the timely filing of the final pre-Closing Returns for the Company and the Company Subsidiaries; provided, however, that Centerprise and its advisors shall have the right to review and approve such returns prior to filing, which approval shall not be unreasonably withheld. Centerprise shall, and shall cause its Affiliates to, provide to the Company such cooperation and information reasonably requested in filing any return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. The Company shall bear all costs of filing such returns.

     8.10.2 Each of Seller and Centerprise shall (and the Seller and Centerprise, as applicable, shall cause the Company to) comply with the tax reporting requirements of Section 1.351-3 of the Treasury Regulations promulgated under the Code, and shall treat the transaction as subject to the provisions of Section 351 of the Code.

8.11 Maintenance of Insurance. The Seller covenants and agrees that all insurance policies listed, or required to be listed, on Schedule 4.20 will be maintained in full force and effect through the Closing Date.

8.12 Administration. After the Closing, at the request of the Member Representative, Centerprise shall, directly or through one or more of its subsidiaries, administer and manage the collection of amounts referred to on
Schedule 7.5 using reasonable care and in accordance with the Company's policies in effect at Closing.

8.13 Member Representative. The Seller appoints, and shall cause the Company to appoint, Anthony P. Scillia (the "Member Representative"), as its agent and representative with full power and authority to agree, contest or settle any claim or dispute affecting the Seller or Company made under Article II and to otherwise act on behalf of the Seller and the Company and their respective members in accordance with the terms of this Agreement.

                                  ARTICLE IX

                                  [RESERVED]


                                   ARTICLE X

                               CLOSING CONDITIONS

10.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

     (a) the Underwriting Agreement related to the IPO shall have been executed and the closing of the sale of Centerprise Common Stock to the Underwriters pursuant thereto shall have occurred simultaneously with the Closing hereunder;

     (b) the closings of the transactions contemplated under each of the Other Agreements shall have occurred simultaneously with the Closing hereunder, unless terminated in accordance with Section 7.3 of the applicable Other Agreement;

     (c) the Registration Statements shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

     (d) no preliminary or permanent injunction or other order or decree shall be pending before or issued by any federal or state court which seeks to prevent or prevents the consummation of the IPO, the Merger or any of the Other Mergers shall have been issued and remain in effect;

     (e) the minimum price condition set forth on Schedule 2.1 shall have been satisfied;

     (f) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or any of the Other Mergers or make the consummation of the Merger or any of the Other Mergers illegal;

     (g) all material governmental and third party waivers, consents and approvals required for the consummation of the Merger or any of the Other Mergers and the transactions contemplated hereby and by the Other Agreements (including, without limitation, any consents listed on Schedules
     4.3.2 or 4.12) shall have been obtained and be in effect;

     (h) no action, suit or proceeding with respect to the Merger has been filed or threatened by a third party and remains threatened or remains pending before any court, Governmental Authority or regulatory Person;

     (i) this Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the Company's member and Seller's members in the manner required by any applicable Law and the respective Organizational Documents and such approval shall remain in full force and effect; and

     (j) Centerprise shall have entered into one or more credit facilities providing for aggregate commitments of not less than $75 million;

10.2 Conditions to Obligation of the Seller and the Company to Effect the Merger. Unless waived by the Company, the obligation of the Seller and the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

     (a) Centerprise, Mergersub and each of the other Founding Companies shall have performed in all material respects their respective agreements contained in this Agreement and each Other Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Centerprise contained in this Agreement and each Other Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Seller shall have received a certificate of the Chief Executive Officer or President of Centerprise to that effect;

     (b) no Governmental Authority or self-regulatory organization regulating, licensing or permitting the practice of public accountancy shall have promulgated or formally proposed any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to the Seller of the Merger;

     (c) the Seller shall have received an opinion from Katten Muchin & Zavis, dated as of the Closing Date, containing the substantive opinions set forth in Exhibit 10.2(c), the final form of such opinion to be in form and substance reasonably acceptable to Seller;

     (d) each of the members of Seller shall have been afforded the opportunity to enter into an incentive compensation agreement (the "Incentive Compensation Agreement ") with Centerprise substantially in the form attached hereto as Exhibit 10.2(d);

     (e) Centerprise shall have delivered to the Seller a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Delaware Secretary of State, showing that Centerprise is in good standing;

(f) each of the members of Seller, the partners, members and stockholders of the other Founding Companies who are to receive shares of Centerprise Common Stock pursuant to the Other Agreements, and the other stockholders of Centerprise other than those acquiring stock in the IPO shall have entered into an agreement (the "Stockholders Agreement") substantially in the form attached hereto as Exhibit 10.2(f);

(g) all conditions to the Other Mergers, on substantially the same terms as provided herein, shall have been satisfied or waived by the applicable party and the Company;

     (h) the Seller shall have been afforded the opportunity to review the executed employment agreement by and between Centerprise and Robert C. Basten; and

     (i) the Seller shall have received an opinion from Katten Muchin & Zavis, dated as of the Closing Date and based on certain factual representations and assumptions, that for federal income tax purposes there will be no gain or loss recognized with respect to the Centerprise Common Stock received in exchange for the Company Interest in the Merger pursuant to Section 351 of the Code, the final form of such opinion to be in form and substance reasonably acceptable to the Seller.

10.3 Conditions to Obligation of Centerprise to Effect the Merger. Unless waived by Centerprise, the obligation of Centerprise and Mergersub to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the additional following conditions:


     (a) each of the Company and the Seller shall have performed in all material respects each of their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Centerprise and the Underwriters shall have received a Certificate of the Managing Principal of the Seller to that effect;

     (b)  [Reserved];

     (c) Centerprise and the Underwriters shall have received an opinion from Brenner, Salzman & Wallman, counsel to the Company and the Seller dated the Closing Date, in the form attached hereto Exhibit 10.3(c), the final form of such opinion to be in form and substance reasonably acceptable to the Underwriters and Centerprise;

     (d) the Company and the other parties thereto, as applicable, shall have executed and delivered the Separate Practice Agreement substantially in the form attached hereto as Exhibit 10.3(d)(A) and the Services Agreement substantially in the form attached hereto as Exhibit 10.3(d)(B);

(e) each member of Seller shall have executed and delivered the Incentive Compensation Agreement substantially in the form attached hereto as Exhibit 10.2(d);

(f) Centerprise and the Underwriters shall have received "Comfort" letters in customary form from the Company's independent public accountants, dated the effective date of the Form S-1 and the Closing Date (or such other date reasonably acceptable to Centerprise), with respect to certain financial statements and other financial information included in the Form S-1 and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total member's equity, total revenues and the total and per share amounts of net income;

(g) each of the Seller and the Company shall have delivered to Centerprise and the Underwriters a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the appropriate Governmental Authority in the state of organization of the Company and each Company Subsidiary and, unless waived by Centerprise, in each state in which the Seller, the Company or any Company Subsidiary is authorized to do business, showing the Seller, the Company and Company Subsidiary (as applicable) is in good standing;

(h) no Governmental Authority or self-regulatory organization regulating, licensing or permitting the practice of public accountancy shall have promulgated or formally proposed any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Centerprise of the Merger;

(i)  the members of Seller shall have executed the Stockholders Agreement;

(j) Seller and its members shall have delivered to Centerprise an instrument in the form attached hereto as Exhibit 10.3(j), dated the Closing Date, releasing the Company and the Company Subsidiaries from any and all claims of such Persons against the Company and the Company Subsidiaries and obligations of the Company and the Company Subsidiaries to such Persons;

(k) the members and other principals of the Seller shall have delivered a release to Centerprise regarding any unallocated guaranteed allocations in form and substance satisfactory to Centerprise including, without limitation, that as of the Closing the amount of debt of the Company and the Company Subsidiaries shall not exceed the amount reflected on Schedule 2.1 as Debt Assumed by Centerprise;

(l) Seller, the Company and the members of Seller, as applicable, shall have terminated or have caused the termination of any voting trusts, proxies or other agreements or understandings to which Seller, the Company or any member of Seller is a party or is bound with respect to any shares of capital stock or other equity interests of the Company and the Company Subsidiaries and shall have provided Centerprise evidence of such termination that is acceptable to Centerprise's counsel;

(m) the Company shall have adopted Amended and Restated Articles of Organization and Operating Agreement in form and substance acceptable to Centerprise;

(n) the Seller shall have caused to be completed the formation of Newco and consummation of the Asset Transfer (including receipt of any required third-party consents) and other actions specified in Section 7.5 and shall have presented evidence of completion of such actions in accordance with Section 7.5;

(o) the Company shall have delivered to Centerprise a payoff letter including a statement of per diem interest amounts and other applicable release documents from all such institutional lenders or creditors of the Company and the Company Subsidiaries regarding the payment in full of such indebtedness at Closing, in each case in form and substance satisfactory to Centerprise (including, without limitation, applicable UCC-3 termination statements);

(p) the Seller and/or the Company shall have paid in full any indebtedness owed by Seller and/or the Company to the members of Seller or non member principals of the Seller, and shall have provided evidence of same reasonably satisfactory to Centerprise;

(q) the Seller shall have caused all automobile leases to which the Seller is a party (together with all vehicle insurance policies and maintenance agreements, if any) to be assigned in full to the individual beneficiary of such lease or terminated, and shall have provided evidence of same reasonably satisfactory to Centerprise;

(r) the Seller shall have entered into or shall have caused the Company to enter into a written lease regarding the Hamden, Connecticut office in form and substance reasonably acceptable to Centerprise;

(s) the Managing Principal of the Seller and the Company shall have delivered certified copies of the resolutions of the managers and members of the Seller and the Company approving execution and delivery of this Agreement, the Merger and the other actions, agreements and documents necessary or desirable to complete the transactions contemplated herein; and

(t) the Seller's members (including managers) shall have executed and to Centerprise a member agreement (the "Company Member Agreement") in the form of
Exhibit 10.3(t) attached hereto.

                                  ARTICLE XI

                       TERMINATION, AMENDMENT AND WAIVER

11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a)  pursuant to Section 7.3;

     (b)  by the Seller,

(i) if the Merger is not completed by November 15, 1999 other than on account of delay or default on the part of Seller, the Company or any of their affiliates or associates;

(ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Seller, the Company or any of their affiliates or associates;

(iii) if Centerprise (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to Centerprise; or

     (c)  by Centerprise,

(i) if the Merger is not completed by November 15, 1999 other than on account of delay or default on the part of Centerprise or any of its stockholders or any of their affiliates or associates;

(ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Centerprise or any of its stockholders or any of their affiliates or associates;

(iii) if the Seller (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to the Seller or the Company by Centerprise; or

     (d) by mutual consent of the managers of the Seller and the Board of Directors of Centerprise.

11.2 Effect of Termination. In the event of termination of this Agreement by either Centerprise or the Seller, as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Seller, Centerprise, Mergersub or their respective officers or directors (except the obligations set forth in this Section 11.2 and in Sections 8.1, 8.3, and 8.5, all of which shall survive the termination). Nothing in this Section 11.2 shall relieve any party from liability for any breach of this Agreement.

11.3 Amendment. This Agreement may not be amended except by action taken by the Boards of Directors or managers of the Seller and Centerprise, as applicable, or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law. Centerprise covenants and agrees that it shall not amend, modify or supplement the material terms of any Other Agreement following the Closing without the prior written consent of at least two thirds (2/3rds) of the members of Centerprise's Board of Directors; provided, that, no waiver of any restriction set forth in Article XII shall be of any effect unless consented to by a majority of the members of Centerprise's Board of Directors who do not at the time of such proposed waiver hold Restricted Shares within the meaning of this Agreement, any Other Agreement or the Stockholders Agreement.

11.4 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE XII

                                  [RESERVED]


                                 ARTICLE XIII

                                  [RESERVED]

                                  ARTICLE XIV

                                  [RESERVED]

                                  ARTICLE XV

                              GENERAL PROVISIONS

15.1 Brokers. The Seller represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee (except for any fee described in Schedule 15.1) or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Centerprise represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Centerprise or its stockholders (other than underwriting discounts and commission to be paid in connection with the IPO).

15.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight delivery service, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section):

          If to Centerprise or Mergersub, to:

                         Centerprise Advisors, Inc.
                         225 West Washington Street
                         16th Floor
                         Chicago, Illinois  60606
                         Attn: Robert Basten

          with a copy to:

                         Katten Muchin & Zavis
                         525 West Monroe Street
                         Chicago, Illinois  60661-3693
                         Attn:  Howard S. Lanznar, Esq.
                         Facsimile No.: (312) 902-1061

          If to the Seller, to:

                    Simione, Scillia, Larrow & Dowling LLC
                    555 Long Wharf Drive
                    New Haven, Connecticut 06511
                    Attn: Anthony P. Scillia
                    Facsimile No.: (203) 776-1065

          with a copy to:

                    Brenner, Salzman & Wallman
                    271 Whitney Avenue
                    New Haven, Connecticut 06511
                    Attn: Wayne Martino, Esq.
                    Facsimile No.: (203) 562-2098

          If to the Member Representative, to:

                    Simione, Scillia, Larrow & Dowling LLC
                    555 Long Wharf Drive
                    New Haven, Connecticut 06511
                    Attn: Anthony P. Scillia
                    Facsimile No.: (203) 776-1065

15.3 Interpretation. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

15.4 Certain Definitions. As used in this Agreement, (i) the term "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity, firm, association, organization or other business in any form whatsoever or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof), (ii) the term "Affiliate" shall have the meaning given for that term in Rule 405 under the Securities Act, and shall include each past and present Affiliate of a Person and the members of such Affiliate's immediate family or their spouses or children and any trust the beneficiaries of which are such individuals or relatives, and (iii) an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter and a prudent individual would conduct such investigation; a Person, other than an individual, will be deemed to have "Knowledge" of a particular fact or other matter if any Person who is a partner, member or shareholder of such Person or who is otherwise serving, or who has served, as a director, officer, partner, member or trustee (or any capacity) of such Person has, or at any time had, knowledge of such fact or other matter.

15.5 Entire Agreement; Assignment. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and
(b) shall not be assigned by operation of law or otherwise, except that Centerprise may assign this Agreement to any wholly-owned subsidiary of Centerprise.

15.6 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Illinois applicable to contracts executed and to be performed wholly within such state, without giving effect to its choice of law rules.

15.7 Counterparts. This Agreement may be executed via facsimile or otherwise in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

15.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors, permitted assigns, heirs, legal representatives and executors and except as expressly set forth in herein, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                     *                 *                 *

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first written above.

                          CENTERPRISE ADVISORS, INC.


                          By: /s/ Robert C. Basten
                              --------------------------------------

                          Name: Robert C. Basten
                                ------------------------------------

                          Its: President and Chief Executive Officer
                               -------------------------------------

                         SSLD MERGERSUB LLC

                         By: Centerprise Advisors, Inc., its sole member
                             -------------------------------------------

                         By: /s/ Robert C. Basten
                             -------------------------------------------

                         Name: Robert C. Basten
                               -----------------------------------------

                         Its: President
                              ------------------------------------------


                         SIMIONE, SCILLIA, LARROW & DOWLING LLC

                         By:  /s/ Anthony P. Scillia
                             -------------------------------------------

                         Name:
                               -----------------------------------------

                         Its:
                              ------------------------------------------